   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1999
                                              Registration No. _________________


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   ----------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                         AUSTIN FUNDING.COM CORPORATION
                 (Name of small business issuer in its charter)

          Nevada                              6162                       74-2923677
(State or other jurisdiction    (Primary Standard Classification      (I.R.S. Employer
     of incorporation)                    Code Number)               Identification No.)

                                   ----------

                         823 Congress Avenue, Suite 515
                               Austin, Texas 78701
                                 (512) 481-8000
   (Address and telephone number of Registrant's principal executive offices)

                                   ----------

                                GLENN A. LAPOINTE
                                    PRESIDENT
                         AUSTIN FUNDING.COM CORPORATION
                         823 Congress Avenue, Suite 515
                               Austin, Texas 78701
                                 (512) 481-8000
            (Name, address and telephone number of agent for service)

                                   ----------

                  Please send copies of all communications to:
                                 JACK A. SELMAN
                              SELMAN & MUNSON, P.C.
                         111 CONGRESS AVENUE, SUITE 1000
                               AUSTIN, TEXAS 78701
                                 (512) 505-5955
                               FAX (512) 505-5956

                                   ----------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. _________________              [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. _________________                                     [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. _________________                                     [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                              [ ]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS OF SECURITIES TO BE    AMOUNT TO BE   PROPOSED OFFERING PRICE        PROPOSED MAXIMUM           AMOUNT OF
               REGISTERED                     REGISTERED            PER UNIT           AGGREGATE OFFERING PRICE    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
8% Secured Subordinated Debentures.........   $10,000,000            $5,000                  $10,000,000               $2,780
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL......................................   $10,000,000                                                              $2,780
-----------------------------------------------------------------------------------------------------------------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET
                           PURSUANT TO REGULATION S-B

FORM SB-2 ITEM NUMBER AND CAPTION                    LOCATION IN PROSPECTUS BY CAPTION
---------------------------------                    ---------------------------------
1.  Front of Registration Statement                  Front Cover Page of Registration Statement
    and Outside Front Cover Page of                  and Front Cover Page of the Prospectus
    Prospectus..................................
2.  Inside Front and Outside Back                    Inside Front and Outside Back Cover Pages
    Cover Pages of the Prospectus...............
3.  Summary Information and Risk Factors........     Prospectus Summary; Risk Factors; Summary
                                                     Financial Information
4.  Use of Proceeds.............................     Use of Proceeds
5.  Determination of Offering Price.............     Determination of the Offering Price,
                                                     Description of Marketing and Underwriting
                                                     Arrangements; Underwriting; Risk Factors
6.  Dilution....................................     Not Applicable
7.  Selling Security Holders....................     Not Applicable
8.  Plan of Distribution........................     Front Cover Page; Marketing and Underwriting
                                                     Arrangements; Plan of Distribution
9.  Legal Proceedings...........................     Legal Proceedings
10. Directors, Executive Officers,
    Promoters and Control Persons...............     Management
11. Security Ownership of Certain                    Security Ownership of Certain Beneficial
    Beneficial Owners and Management............     Owners and Management; Management
12. Description of Securities...................     Description of Securities
13. Interest of Named Experts and Counsel.......     Not Applicable
14. Disclosure of Commission                         Management-Indemnification
    Position on Indemnification for
    Securities Act Liabilities..................
15. Organization within Last Five Years.........     Management-Certain Relationships and Related
                                                     Transactions
16. Description of Business.....................     Prospectus Summary; Risk Factors; Use of
                                                     Proceeds; Business of the Company;
                                                     Capitalization; Selected Financial Data;
                                                     Management's Discussion and Analysis or Plan
                                                     of Operations; Management; Financial
                                                     Statements
17. Management's Discussion and Analysis........     Management's Discussion and Analysis or Plan
                                                     of Operation
18. Description of Property.....................     Description of Property
19. Certain Relationships and                        Certain Relationships and Related Transactions
    Related Transactions........................
20. Market for Common Equity and                     Risk Factors; Description of Securities; Market
    Related Stockholder Matters.................     for Common Equity and Related Stockholder
                                                     Matters
21. Executive Compensation......................     Executive Compensation
22. Financial Statements........................     Financial Statements
23. Changes in and Disagreements
    with Accountants on Accounting
    and Financial Disclosure....................     Not Applicable

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 PRELIMINARY PROSPECTUS DATED ___________, 1999
                             SUBJECT TO COMPLETION

                         AUSTIN FUNDING.COM CORPORATION
             $10,000,000 8% SECURED SUBORDINATED DEBENTURES DUE 2015

         We are offering up to $10,000,000 of our 8% Secured Subordinated Debentures due 2015 at par to be distributed by Choice Investments, Inc. on a best efforts basis. We must sell the minimum number of $10,000,000 of the debentures if any are to be sold.

         Prior to this offering, there has been no public market for the debentures. It is anticipated that the debentures will be traded in the over-the-counter market and listed on the "yellow sheets" published by the National Quotation Bureau, LLC.

         For information on how to subscribe, call the sales center at (512) _____________ and ask for a sales representative. Sale of debentures will only be made in connection with this Prospectus.

         FOR A DISCUSSION OF MATERIAL RISKS RELATING TO THIS OFFERING, SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                        PRICE TO   UNDERWRITING DISCOUNTS
                                         PUBLIC        AND COMMISSIONS        PROCEEDS TO COMPANY
Per Subordinated Debentures ......        100%              6.96%                    93.04%
Total ............................    $10,000,000         $695,830                 $9,304,170

         We have engaged Choice Investments, Inc. as marketing agent to consult, advise and assist in the distribution of the debentures, on a best efforts bases. We and Choice Investments, Inc. must sell $10,000,000 of the debentures if any are to be sold. Choice is required to use only its best efforts to sell the debentures. Subscription funds will be placed in an Escrow Account with Compass Bank, N.A. and will earn interest from the date of receipt until completion or termination of the offering. If $10,000,000 of debentures have not been sold by the termination of this offering, all funds received from subscribers will be promptly refunded, with interest. No person, together with associates of or persons acting in concert with such person, may purchase more than $1,000,000 of the debentures offered in the offering. The minimum purchase is $5,000. The purchase limitations described herein are subject to increase or decrease at the sole discretion of the Company.

                            CHOICE INVESTMENTS, INC.

         NO DEALER, SALES PERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN GIVEN OR MADE BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON TO WHOM, OR IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS


                                                                                PAGE
                                                                                ----
Prospectus Summary.............................................................  1
Risk Factors...................................................................  5
Use of Proceeds................................................................ 10
Business of the Company........................................................ 11
Management Discussion and Analysis of Results of Operations and Financial
         Condition............................................................. 21
Management..................................................................... 28
Description of Securities...................................................... 36
Market for Company Securities and Related Stockholder Matters.................. 56
Executive Compensation......................................................... 58
Plan of Distribution........................................................... 61
Legal Matters.................................................................. 66
Experts........................................................................ 66
How to Get More Information.................................................... 67
Index to Financial Statements ................................................. 68

         UNTIL _________________, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS AS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR SOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

THE COMPANY

         We are the parent company for Austin Funding Corporation ("AFC"). Through our subsidiary, we are a licensed mortgage lender active in acquiring, holding and ultimately selling first liens secured by residential real estate. These mortgages are acquired individually at a discount from their ultimate secondary market pooled values. We operate exclusively on a wholesale basis through a network of approved correspondent brokers that bring loans to us for consideration. Using debt secured by the mortgages in order to pool these loans, we sell the mortgages directly to various private and institutional investors at a price greater than our acquisition cost. Primarily, we receive income from sources in connection with our sub-prime mortgage lending activities. We charge certain non-refundable mortgage application fees to potential borrowers and, upon closing a loan, receive additional fees payable by the borrower or investor, which fees are based upon a percentage of the loan and/or the interest rates charged.

         Our subsidiary, AFC, is a Texas corporation, which has been in the mortgage business since its incorporation in 1997. In an effort to reorganize AFC into a holding company form of ownership, we were organized and recently acquired AFC. Prior to acquiring AFC, we were a wholly-owned subsidiary of Innovation International, Inc. On June 7, 1999, as a result of a declared stock distribution by Innovation International, we became separate from and no longer a subsidiary of Innovation International. We entered into a Reorganization Plan and Agreement dated May 26, 1999 and its subsequent amendment dated June 12, 1999 with the shareholders of AFC, pursuant to which AFC became our wholly-owned subsidiary, and the AFC shareholders became our shareholders. The Reorganization Plan distributed 1,600,000 shares of our stock to the shareholders of Innovation International in the ratio of one of our shares for each 25 shares of Innovation International, thereby spinning us off from Innovation International. We then issued 19,733,333 shares of our common stock to the shareholders of AFC in the same proportion as the shareholder's then current holdings in AFC, in exchange for 100% of the stock in AFC owned by them, thereby making AFC our wholly-owned subsidiary.

         Our executive offices are located at 823 Congress Avenue, Suite 515, Austin, Texas 78701, and our telephone number is (512) 481-8000.

THE OFFERING

Debentures  ...................     $10,000,000 in aggregate principal amount of
                                    8% secured subordinated debentures due 2015.
                                    Debentures will only be issued in a minimum amount of $5,000.

Maturity date..................     December 31, 2015.

Interest and interest
payment dates..................     The debentures accrue interest at an annual
                                    rate of 8%. Interest is payable monthly on the first day of the month. All principal and interest is due and payable in full on December 31, 2015.

Redemption.....................     We may redeem the debentures at our option,
                                    in whole or in part, at any time after
                                    December 31, 2001.

                                    Redemption prices are equal to the principal amount plus accrued and unpaid interest to the date of redemption. See the discussion under the caption entitled "Redemption of Subordinated Debentures."

Security.......................     Our obligation to pay the principal of and
                                    interest on the debentures will be secured by a pledge of a non-callable United States
                                    Government or Government Agency Zero Coupon
                                    Bond in the face amount of $10,000,000 due
                                    December ___, 2015 (the "Zero Coupon Bond") owned by us and pledged to the Trustee as security for the debentures.

Subordination..................     The debentures are junior in right of
                                    repayment to all of our existing and future senior indebtedness. The debentures are also effectively subordinate in right of payment to all of our subsidiaries' indebtedness and other liabilities, including AFC. At June
                                    30, 1999, we and our subsidiary had
                                    outstanding approximately $3.3 million of senior indebtedness.

                                    This number includes trade and other
                                    payables outstanding. It does not include intercompany liabilities and liabilities that are not required to be reflected on a balance sheet by generally accepted accounting principles. See the discussion under the caption entitled "Description of Debentures-Subordination of Debentures."

Trustee........................     Norwest Bank Texas, N.A.

Market maker...................     The debentures are not listed on any
                                    securities exchange or included for
                                    quotation on any quotation system, and no established trading market exists. Choice
                                    Investments, Inc.

                                    intends to make a market in the debentures but is under no obligation to do so, and such market making, if commenced, may be terminated at any time.

Use of Proceeds................     We intend to use the net proceeds of this
                                    offering to fund the expansion of lending activities; acquire residential mortgage businesses; repay outstanding indebtedness;
                                    and for working capital and general
                                    corporate purposes. Approximately $3.3
                                    million of the gross proceeds of the
                                    offering will be used to purchase the Zero
                                    Coupon Bond being used as security in the debenture. See "Use of Proceeds."

Risk Factors...................     The debentures offered hereby are
                                    speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

Please remember that these securities:

o        are not bank accounts or deposit accounts;

o        are not federally insured by the FDIC;

o        are not insured by any other state or federal agency; and

o are secured only by the zero coupon bonds, as provided in the subordinated security agreement.

FORWARD-LOOKING STATEMENTS

         This Prospectus includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 (the "Act"). These statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider" or similar expressions are used.

         Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results and stockholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. In addition, we do not have any intention or obligation to update forward-looking statements after the effectiveness of this Prospectus even when new information, future events or other circumstances have made them incorrect or misleading. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Act.

SELECTED FINANCIAL DATA

         This selected financial data should be read in conjunction with and are qualified by reference to our financial statements and the related notes hereto included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                   At or For the Three
                                                                  Months Ended June 30,   At or For the Years
                                                                       (unaudited)          Ended March 31,
                                                                     1999        1998       1999        1998
                                                                   -------     -------    -------     -------
SELECTED INCOME STATEMENT DATA:                                  (Dollars in thousands, excluding per share data)
Income:
     Gain on sales of loans (gross profit) ....................    $   168     $   362    $ 1,116     $   592
     Other income .............................................         12           2         42          10
                                                                   -------     -------    -------     -------
              Total income ....................................        180         364      1,258         602

Expenses:
    Salaries and benefits .....................................        141         207        866         261
    General and administrative ................................        128          85        416         142
    Occupancy .................................................         14           7         42          13
    Other .....................................................         64          30         74          49
                                                                   -------     -------    -------     -------
             Total expenses ...................................        347         329      1,398         465
                                                                   -------     -------    -------     -------
    Gain on sale of property ..................................         --          --         --          47
    Income tax expense (benefit) ..............................         --          --        (45)         47
Net income (loss) .............................................       (167)         35       (195)        137
                                                                   =======     =======    =======     =======

Per share data:
    Pro forma net income (loss) per share (1, 2) ..............      (0.04)      17.17     (97.46)     235.63
    Pro forma weighted average shares outstanding (1) .........

Operating data:
    Production volume - brokered ..............................      3,863      11,956     20,548      10,346
Average principal balance per loan,
  wholesale and retail ........................................        107         102        107          98

SELECTED BALANCE SHEET DATA:
     Cash and equivalents .....................................         59          37          4         116
     Mortgage loans held for sale (inventory) .................      3,860       1,954      1,853       1,288
     Property, plant and equipment ............................         34          17         34          15
     Receivables ..............................................        536         194         90       1,661
     Investment in limited partnership ........................        510          --        485          --
     Long term debt ...........................................         15          --         17          --
     Deferred taxes ...........................................         --          --         --           3
     Other assets .............................................        205           3          6           2
                                                                   -------     -------    -------     -------
              Total assets ....................................      5,204       2,205      2,472       3,082
                                                                   =======     =======    =======     =======
     Warehouse notes payable ..................................      3,356       1,953      1,823       2,790
     Accounts payable and other accrued expenses ..............        311          31        199         126
                                                                   -------     -------    -------     -------
               Total liabilities ..............................      3,682       1,984      2,039       2,919
                                                                   =======     =======    =======     =======
     Shareholders equity ......................................      1,522         221        433         163
                                                                   =======     =======    =======     =======

--------------

(1) Gives effect to the formation of the Company as a holding company for AFC through the exchange and the issuance of shares related thereto.

(2) Pro Forma net income per share has been computed by dividing pro form net income by the pro forma weighted average number of common shares and share equivalents outstanding.

                                  RISK FACTORS

         Your investment in the debentures involves a high degree of risk. You should carefully consider, together with the other information contained in this prospectus, the following factors in evaluating us and our business before purchasing the debentures.

RISKS ASSOCIATED WITH THE COMPANY

         Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability. We were originally organized in April 1997 and have a limited operating history. Our operations are subject to all of the risks inherent in the establishment of a young business enterprise. The likelihood of our success must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the development of a new business and the competitive environment in which we operate. We may not be able to operate profitably in the future. Our financial objectives must therefore be considered very speculative. Accordingly, our limited operating history prohibits an effective evaluation of our potential success. Our viability and continued operations depend upon future profitability, the ability to generate cash flow from uncertainties related to the mortgage industry, and other business opportunities.

         The proceeds from this offering may not satisfy our needs for the next twelve months; therefore, we may need additional financing. We may require additional working capital or other funds within the next 12 months for the expansion of our operations. Management is considering the sale of additional securities, such as subordinated debentures and preferred stock to increase our working capital. We may not be successful in obtaining additional financing or such financing may not be available upon acceptable terms to us. See "Management's Discussion and Analysis of Plan of Operations-Liquid and Capital Resources."

         A conflict of interest of one of our directors or officers may benefit him or his company at our expense. Our directors and officers are or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, effort and corporate opportunity involved in participation with other business entities. See "Certain Relationships and Related Transactions."

         Volatile interest rates may affect our ability to originate loans. Prevailing market interest rates, which impact borrower decisions to obtain new loans or to refinance existing loans, affect our ability to originate mortgage loans. When interest rates decrease, the economic advantages of refinancing mortgage loans increase. However, when interest rates decrease, increases in the rate of prepayments of mortgage loans may reduce the period during which we earn servicing income from loan servicing activities. We believe that these effects should be offset by increased loan origination and a related increase in the size of our servicing portfolio. Furthermore, as a result of our strategy of maintaining continuing customer relationships, we historically have been able to recapture a substantial amount of refinanced loans and home purchase mortgages from prior customers.

         If we fail to assemble a strong management team, we may not be able to operate successfully. Our ability to operate successfully depends to a substantial degree upon our management and consultants. The assembly of a strong management team is critical to the success of the business.

         The keyman life insurance policy we hold on our chief executive officer may not be enough to cover his loss. While we have obtained keyman insurance on our Chief Executive Officer in the sum of $1,000,000, the insurance may not be enough in the event of the loss of such officer. The loss of the Chief Executive Officer would have an adverse affect on us.

         Increased competition in the mortgage industry may adversely affect our business. We may face direct competition from other mortgage companies in the area, and it is possible that additional competitors will enter the same markets in which we currently operate. The competitors may offer lower interest rates than the rates we offer and, in some instances, may have products superior to those of ours. See "Competition."

         Losses from material inaccuracies in the representations and warranties provided by us in association with the sale of a loan or servicing rights could adversely affect our business and results of operations. When a mortgage loan originator (retail or wholesale) sells a mortgage loan to its investors, it makes certain representations and warranties as to the compliance by the originator with applicable underwriting guidelines. A loan originator or the purchaser of loan servicing rights generally becomes obligated to the investor with respect to the accuracy of those representations and warranties, and if those representations and warranties are incorrect, the investor may require the servicer or the lender who originated the loan to repurchase the mortgage loan. Consequently, any loss resulting from a material inaccuracy in the representations and warranties would fall on the servicer as the originating seller/servicer of the loan. We will attempt to limit our exposure to repurchase risks (i) through quality control requirements imposed on its origination staff, both internally and through third party quality control experts, and (ii) by negotiating appropriate representations and warranties and indemnification from entities from which we acquire mortgage loans. In addition, with respect to mortgage loans originated by us, we will be required in the ordinary course of business to make representations and warranties to the purchasers of servicing rights and investors and insurers of such loans. Losses resulting from a material inaccuracy in those representations and warranties would fall on us. From time to time, we could be obligated to repurchase loans as a result of the breach of such representations and warranties. A breach or breaches of representations and warranties could have a material adverse affect upon our financial condition.

         Existing officers and directors control us, including the election of our directors and appointment of our officers. Our officers and directors currently own approximately 88% of our outstanding Common Stock. Accordingly, our Board and the officers will exercise control over us, including control over the election of directors and the appointment of our officers.

         Competition for wholesale brokers is very high, which could lead to higher costs and adversely affect our business and results of operations. We may depend on independent mortgage brokers, and to a lesser extent, on correspondent lenders, for the origination and purchase of our mortgage loans. These independent mortgage brokers deal with multiple lenders for each prospective borrower. We compete with these lenders for the independent brokers' business on the basis of price, service, loan fees, costs and other factors. Our competitors also seek to establish relationships with such brokers, who are not obligated by contract or otherwise to do business with us.

         Periodic declines in property values may reduce our loan originations. Our business may be adversely affected by periods of economic slowdown or recession, which may be accompanied by declining property values. Any material decline in property values reduces the ability of borrowers to use equity in the property to support any borrowings and increases the loan-to-value ratios of mortgage loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default.

         Because there has been no prior public market for our securities, we may experience market volatility and have difficulty establishing an active trading market. Prior to this registration, there has been no public market for our securities. Although we intend that the debentures will be traded in the over-the-counter market and listed on the "yellow sheets" published by the National Quotation Bureau, LLC., there can be no assurance that our securities will be so listed or published or, if they are, that we will be able to maintain such listing and/or publication. There also can be no assurance that an active trading market will develop after listing and publication or that, if developed, it will be sustained. Recent history relating to the market prices of newly public companies indicates that there may be significant volatility in the market for such securities because of factors unrelated, as well as related, to such company's operating performance. It is unlikely that an active trading market will develop for the debentures.

         The Year 2000 computer problem may have a significant effect on our ability to originate loans and conduct our business. We do not anticipate any problems with Year 2000 Compliance. We have been in contact with our accountant, bankers and loan purchasers and have been assured that all are in Year 2000 Compliance. However, if these entities are not in compliance, we may experience limited business interruptions. Should noncompliance be an issue, we may need to change our accountant, banking relationship, title companies or transfer agent.

RISKS ASSOCIATED WITH THE DEBENTURES

         The debentures are subordinate to other debts we owe and investors will not be entitled to payment until all senior indebtedness is satisfied. The debentures are subordinated to all senior indebtedness of the Company. As of June 30, 1999, we had approximately $3.3 million of senior indebtedness. The indenture does not limit our ability to incur additional indebtedness, including senior indebtedness, or additional indebtedness by AFC or our other subsidiaries.

         The debentures are only our obligations and are not obligations of our subsidiary, AFC. Because we are a holding company, our rights and the rights of our creditors, including the holders of the debentures, to participate in any distribution of the assets of AFC (either as a shareholder or as a creditor), upon a liquidation, reorganization or insolvency of AFC (and the consequent right of the holders of the debentures to participate in those assets) is subject to the claims of the creditors of AFC. Our claims would be subject to any prior security interest in the assets of AFC and any indebtedness of AFC senior to our interest in the assets. As of June 30, 1999, AFC had approximately $3.7 million of liabilities (including the $3.3 million of senior indebtedness described above) and stockholders' equity of approximately $1.5 million.

         The source of payments to holders of our securities is limited to dividends paid by our subsidiary. As previously discussed, there is a risk that our subsidiary, AFC, will be unable to pay sufficient dividends to us. Our ability to pay interest on the debentures will significantly depend on AFC's ability to pay dividends to us in amounts sufficient to service our obligations. Our obligations include making payments on our outstanding mortgage loan facilities.

         We may also become obligated to make other payments on securities that we issue in the future that are pari passu or have a preference over the debentures with respect to the payment of principal, interest or dividends. Our obligations include making payments on outstanding other borrowings-aggregating approximately $3.3 million in principal amount at June 30, 1999.

         Due to the discount of the zero coupon bond on its purchase, the debentures may not be fully secured. The Zero Coupon Bond is discounted on purchase. Therefore, bond proceeds may not be sufficient to fund all principal and interest owing with respect to the debentures if we default and the bond is sold prior to its maturity.

         Our securities are not insured. The debentures are not insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC or by any other governmental agency.

         We may issue additional securities in the future. There is generally no restriction on our ability to issue securities which are pari passu or have a preference over the debentures. Likewise, there is also no restriction on the ability of AFC to issue additional capital stock or incur additional indebtedness, or in our ability to guarantee indebtedness of AFC or a third party. At June 30, 1999, we had 21,333,333 shares of our common stock issued and outstanding. We have 58.5 million shares of common stock and 20 million shares of preferred stock, authorized and available for issuance from time to time in the discretion of our board of directors. In addition, at June 30, 1999, AFC had 56,587 shares of common stock, and 1.0 million shares of preferred stock authorized and available for issuance from time to time in the discretion of its board of directors.

         We do not anticipate that we will seek shareholder approval in connection with any future issuances of our stock unless we are required by law or the rules of any stock exchange on which our securities are listed. In addition, our Articles of Incorporation also provide our board of directors with the authority without first obtaining shareholder approval to issue up to 20,000,000 shares of preferred stock, and to fix the relative rights and preferences of the preferred stock. There are no limitations on our ability to incur additional debt or issue additional notes or debentures.

         There has been no prior market for the debentures and we do not expect an active trading market to develop, which may limit the debentures' resale. The debentures have no prior market. We expect that the debentures will be traded in the over-the-counter market and listed on the "yellow sheets" published by the National Quotation Bureau, LLC. It is unlikely that an active trading market will develop for the debentures.

         Although it has no obligation to do so, Choice Investments, Inc. intends to make a market in the debentures as long as the volume of trading and other market-making considerations justify such an undertaking. However, a public market having depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of buyers and sellers at any given time; neither we nor market makers have control over such a marketplace. In the event that Choice or any other entity does not make a market in the debentures, holders of those securities would be limited to selling them in privately negotiated transactions. If an active trading market does develop for either of those securities, there can be no assurance that such a trading market will continue. If a trading market does not develop, or is not maintained, holders of debentures may experience difficulty in reselling them or may be unable to sell them at all. Additionally, since the prices of securities generally fluctuate, there can be no assurance that purchasers of those securities will be able to sell those securities at or above the purchase price paid for them.

         Holders of our senior indebtedness have priority over the payment to holders of the debentures. The debentures are subordinated to all of our current or future senior indebtedness or liabilities which are not expressly by their terms made subordinate or equal in right of payment to the debentures. The debentures may also be subordinated to obligations of AFC. As of June 30, 1999, we had:

         o        $3.3 million of senior indebtedness, and

         o        $109,000 of indebtedness ranking equally with debentures.

         The indenture relating to the debentures does not limit our ability to incur additional indebtedness, including senior indebtedness, or additional indebtedness by AFC or our other subsidiaries.

         The indenture provides for limited covenants which do not protect the holders of debentures or impact our obligations under these securities. The covenants in the indenture are limited and do not protect holders of debentures in the event of a material adverse change in our financial condition or results of operations. In addition, payment of principal of and interest on the debentures can only be accelerated if we:

         o fail to pay principal on the debentures at maturity or upon redemption,

         o fail to pay interest on any of the debentures and such failure continues for a 30-day period,

         o breach any of the provisions of the indenture and such breach continues for a 60-day period after receipt of notice, or

         o        reorganize or become bankrupt or insolvent in certain events.

The indenture does not require us to:

         o adhere to any financial ratios or specified levels of liquidity, or

         o repurchase, redeem or modify the terms of the debentures upon a change in control or other events involving us that may adversely affect the creditworthiness of the debentures.

         Therefore, neither the covenants nor the other provisions of the indenture should be a significant factor in evaluating our obligations under the debentures.

         Our underwriter has participated in a limited number of initial public offerings. This is one of the first public offerings in which Choice Investments, Inc. has participated. Prospective purchasers of the debentures offered hereby should consider the limited experience of Choice Investments, Inc. in evaluating this offering.

                                 USE OF PROCEEDS

         The primary purposes of this offering are to obtain additional working capital, repay outstanding indebtedness of AFC and to provide funds for Austin Funding.com Corporation (the "Company") to acquire related financial services business. The funds raised from the offering will be used to purchase the Zero Coupon Bond which will be the security for the Debentures and pay Choice Investment, Inc.'s ("Choice") commissions and the expenses of the offering. It is estimated that the Zero Coupon Bond will cost the Company approximately $3.3 million of the proceeds of this offering. The net proceeds from the sale of the Debentures in the offering (after purchase of the Zero Coupon Bond) is estimated at $6.0 million.

         The Company will retain all of the net proceeds as its working capital. The Company intends to lend a portion of the net proceeds retained by it to AFC for AFC to repay part of its residential warehouse credit facilities. The warehouse credit facility is a $10.0 million line of credit with lenders of which $3.3 million was outstanding as of June 30, 1999. The warehouse credit facilities are secured by mortgage loans held for sale. The interest rate on the warehouse credit facilities is at Chase Bank of Texas prime rate plus 2.0% on non-agency mortgage loans held for sale. The loan to AFC to repay a part of the warehouse credit facility would be $3.0 million. The remainder of the proceeds will be invested on an interim basis in short- and intermediate-term securities. These funds would be available for general corporate purposes that may include expansion of operations through acquisitions of other mortgage businesses, financial service organizations and diversification into other related and unrelated businesses, or for investment purposes. Currently. there are no specific plans being considered for the expansion of the business of the Company. In addition, the funds may be used to infuse additional capital to AFC when and if appropriate.

         While the foregoing represents the Company's present intention with respect to the use of the offering proceeds, capital requirements or business opportunities, none of which are currently anticipated, could cause management to elect to use proceeds for other general corporate purposes and for other purposes not contemplated at this time. Notwithstanding the foregoing, the Company reserves the right to use the proceeds in any manner authorized by law.

                             BUSINESS OF THE COMPANY

         The Company through its subsidiary is a licensed mortgage lender active in acquiring, holding and ultimately selling Mortgages. Mortgages are acquired individually at a discount from their ultimate secondary market pooled values. The Company operates exclusively on a wholesale basis through a network of approved correspondent brokers that bring loans to the Company for consideration. Using debt secured by the Mortgages in order to pool these loans, the Mortgages are sold directly to various private and institutional investors at a price greater than the Company's acquisition cost. Primarily, the Company receives income from sources in connection with its sub-prime mortgage lending activities. The Company charges certain non-refundable mortgage application fees to potential borrowers and, upon closing a loan, receives additional fees payable by the borrower or investor, which fees are based upon a percentage of the loan and/or the interest rates charged.

TRADITIONAL UNITED STATES MORTGAGE MARKET

         The Mortgage Bankers Association estimates the United States mortgage market to total over $4.3 trillion in terms of loans outstanding and projects mortgage originations to be $1.2 trillion in 1999.

         The mortgage industry is divided broadly into four major segments today:

         o mortgage origination -- sourcing, verification and documentation of mortgage loans, typically done by mortgage brokers and single-source lenders;

         o mortgage funding -- underwriting, funding and selling closed loans to mortgage loan purchasers;

         o securitization -- aggregating loans for sale into the secondary market; and

         o servicing -- ongoing billing, collection and foreclosure/collateral management.

         Over the past two decades, the mortgage industry has evolved dramatically. Until the late 1970's, the mortgage market was primarily a captive banking market where retail banks and savings and loan institutions originated loans through their branches, underwrote and closed loans internally, funded loans from their own customer deposits and then serviced the loans themselves. This internal chain of production was broken by the emergence of the pure mortgage bank that could buy mortgages from mortgage brokers and sell to government sponsored mortgage investors, such as FNMA and FHLMC and the development of a large, liquid secondary funding and trading market for mortgage debt. This efficient new market for mortgage funding made it viable for the first time to uncouple from the large retail banks both the front-end functions of mortgage origination and mortgage funding and the back-end function of servicing.

           A significant transformation of the mortgage origination, banking and servicing businesses into specialized functions conducted primarily by independent companies has also occurred during the last two decades. This transformation has created both a large, concentrated and efficient secondary mortgage market and a large, fragmented and inefficient mortgage origination and banking market. There are over 20,000 mortgage brokerage operations in the United States, according to the National Association of Mortgage Brokers.

CURRENT MARKET ENVIRONMENT

           Financing plays an integral part in real estate sales and is generally handled in one of three ways. One way is conventional financing where the borrower obtains a loan from a financial institution, such as a bank, savings and loan or mortgage company. Conventional lending's stringent criteria create loans which conform to FNMA guidelines. The primary focus of this type of lending is the creation of loans that may be readily sold to FNMA. The second possibility is when the seller provides financing on the sale of a property. This seller financed method is a financial agreement between the buyer and the seller whereby the parties agree to the sale of the real estate predicated on the seller "taking back" a real estate secured note as part of the purchase price. The third method of real estate financing is non-conforming, or "sub-prime" mortgage lending. Sub-prime lending takes a more common sense approach to underwriting and makes allowances for unusual circumstances that do not conform to FNMA underwriting criteria.

         In recent years, the sub-prime lending market has grown as the institutional appetite for high yielding asset backed investments has increased. These non-conforming mortgages have commanded a greater presence in the market. The amount and types of alternative loan products in the future will depend largely upon several factors. These include interest rates, allowable lending criteria, regional market conditions and money available at any given time in the conventional financing marketplace. Generally, as interest rates rise, alternative financing becomes more prevalent because fewer buyers meet the debt ratios required by conventional lenders. Even with low interest rates, conventional lending criteria often eliminate potential borrowers with unusual circumstances (self-employed, recently moved, career change, etc.). According to the U.S. Department of Housing and Urban Development ("HUD") reports, it is estimated that over $210 billion in sub-prime single-family mortgage loans were originated in 1998.

BUSINESS STRATEGY

         The Company has developed a specific strategy for the future. The strategy addresses several key needs.

         o Management believes that by assuming a role as educator in the marketplace, the Company will generate extensive credibility as well as assist its broker network in generating new business. This will be accomplished by presenting seminars to real estate professionals on deal structuring and effective use of sub-prime mortgage products in the marketplace. Joe Shaffer and Glenn LaPointe of the Company have conducted dozens of seminars for mortgage brokers across Texas in the past. In calendar 1997 they conducted two such seminars in Austin, in 1998 they put on seminars in El Paso, Dallas, and McAllen, and in 1999 they have had such seminars in Corpus Christi, Austin and Las Vegas, Nevada. In addition to creating goodwill in the industry, these seminars give employees of the Company direct contact with brokers who will be the source of loan referrals. Management intends to build on those previous successes to expand the Company's correspondent broker base.

         o The Company will aggressively seek out and recruit those individuals who demonstrate capability in sourcing and closing loan purchases. The Company will emphasize quality over quantity, only dealing with successful correspondents. One of the most difficult tasks facing management is that of determining which sources of product (loans) are profitable and which are not. A cost/benefit analysis will be performed in which the Company will evaluate individuals by reviewing ratios of the percentage of closings to loan submissions, the dollar volume of revenues to loan submissions and several intangible factors including teamwork with the employees of the Company. Those brokers or sources of transactions that are not profitable will be eliminated. In other words, management intends to occasionally "fire" customers that are not viable.

         Those brokers with a demonstrated ability to package and provide quality product will be frequently contacted and encouraged to do business with the Company.

         In order to have greater control over loan packaging and still maintain adequate production, the Company intends to market to quasi-retail sources of loans, such as realtors, title companies and real estate professionals other than mortgage brokers.

MARKETING

         The sub-prime mortgage market place is structured as an imitation of the conforming market place with regard to marketing techniques. The traditional approach of sending representatives with no underwriting experience or decision making authority into mortgage brokers' offices can create an environment of mistrust and resentment. The Company's approach is to have in-house marketing representatives with complete underwriting knowledge and discretionary authority over pricing and purchase transactions. This should give mortgage brokers and their clients a dependable, responsive resource for which they will ultimately be willing to pay higher fees and interest rates.

         The Company's marketing efforts are currently focused on existing mortgage brokers. These brokers are contacted and encouraged to do business with the Company in several ways. Faxes promoting the Company's loan programs are sent weekly to the Company's database of over 8,000 mortgage brokers nationwide. In addition, the Company has sponsored a number of local seminars on home equity lending, participated in various tradeshows, and been active in several industry organizations to help create a market presence.

         In addition, the Company has produced a number of regional seminars specifically educating brokers on the use of the Company's loan products. These seminars are free to the broker and held in exclusive private clubs in various cities. These have historically brought a large attendance as well as attention to the Company.

         Starting in the third quarter of 1999, a similar campaign will be conducted with realtors. The plan was to have them encourage their mortgage brokers to send loans to the Company or to submit the clients directly to the Company.

         Because of events in the asset backed markets in the last quarter of 1998, the types of loan products available in the marketplace have become restricted. Many brokers developed their businesses over the past several years by "bottom feeding" as lower and lower quality products became available. Because of quality concerns surrounding these lower quality mortgage products, management is developing avenues to bypass brokers and package files directly, thus ensuring the quality and contents of loan files.

         For the fiscal year ended March 31, 1999, the Company expended approximately $33,000 for sales and marketing activities. In 1999 the Company is seeking to expand its marketing activities to consistently include nationwide advertising of its sub-prime effort, and expects to invest more than $80,000 in marketing and advertising costs.

         The Company will focus heavily on providing education as a means to achieve further market penetration. The Company believes quality of service is a priority over growth if the Company is to remain a viable enterprise in the long run. The Company may consider creating strategic alliances with larger competitors/investors with which the Company may "piggy-back" warehousing, bulk sales and securitizations.

         The Company also may pursue the securitization of the mortgages it purchases and broker/dealers to sell the Company's securities offerings. This will allow the Company to control its future to a greater degree than some of its competition.

PRICING

         The Company originates or purchases individual loans at a desired interest rate of approximately 11.5% or more, which is typically in excess of the sub-prime loan secondary market rate. The Company then sells these loans to various investors in pools of $1 million or more at or below the secondary market rate (for instance, 9.5%) resulting in a gain for the Company. Historically, the market has paid a 5-10% differential between the sales price of loans the Company has pooled versus the acquisition price of individual loans acquired by the Company. This gain is expected to provide the primary source of profits for the Company. There will likely be changes in the Company's cost of funds as various factors affect interest rates, including monetary policies of the Federal Reserve Board, national and international economic conditions and housing demand, to name a few. The Company will adjust its desired yield range in order to maintain profitability and competitiveness over time.

         The Company invests in loans at prices less than their pooled secondary market value. The acquisition price varies in any given transaction depending upon the loan's characteristics and the Company's yield requirements at the time of purchase. Yield requirements are established in light of capital costs, market conditions, the characteristics of particular classes or types of loans and the risk of default by the payor on any given loan. The risk of default can be affected by changes in general or local economic conditions, neighborhood values, the value of the specific real estate collateral and by changes in zoning, land use, and environmental laws.

         The Company establishes the yield requirements for its loans by assuming that all payments on the Mortgages will be paid as scheduled. However, to the extent that loans are paid off earlier than anticipated (e.g., within 12 months of purchase), the Company may be responsible for partial or full repayment of any premium received from the investor, thereby reducing the Company's profits. For example, if the Company sells a loan to an investor in which a premium is paid on the loan and the loan is prepaid in full within six months after the date of purchase, typically the Company will be responsible for repayment of one-half of the premium received by the Company on that loan.

         The second method of generating revenues for the Company is to sell loans into a securitization conduit and receive income in the form of the interest arbitrage between the loan coupon and the conduit's cost of funds. While this approach generates substantially greater profits, the Company receives these profits over time as the loans perform. This creates a greater potential for recourse and a restriction of immediate cash flow. Diligent underwriting and the more than doubled profit potential would offset these risks.

         The following table consolidates the approximate loan production and fee income for the Company during the periods indicated.

                                                 Fiscal Years Ended June 30,
                                               1999                      1998
                                            -----------              -----------
           Total dollars funded             $17,160,047              $11,166,102
           Number of Loans                          294                      226
           Gross fee revenue                $18,161,192              $11,955,998

LOAN PROCESSING AND UNDERWRITING

         The Company's loan application and approval process generally is conducted over the telephone with applications usually received from mortgage bankers, mortgage brokers and consumers at the Company's centralized processing facility in Austin, Texas. After receiving an application, the information is entered into the Company's system and processing begins. The information provided in loan applications is first verified by, among other things, the following:

         o written confirmations of the applicant's income and, if necessary, bank deposits,

         o a formal credit bureau report on the applicant from a credit reporting agency,

         o        a title report,

         o        a real estate appraisal, if necessary, and

         o        evidence of flood insurance, if necessary.

         Loan applications are then reviewed to determine whether or not they satisfy the Company's underwriting criteria, including loan-to-value ratios, occupancy status, borrower income qualifications, employment stability, purchaser requirements and necessary insurance and property appraisal requirements.

         The Company has developed its credit index profile ("CIP") as a statistical credit based tool to predict likely future performance of a borrower. Its CIP is similar to other CIP's in the mortgage banking industry, but since the Company is holding most of its loans for a period of time before it sells them, the Company underwrites them as though it is the end purchaser. A significant component of the CIP system is the credit evaluation score methodology developed by Fair Isaacs Company ("FICO"), a consulting firm specializing in creating default predictive models using a number of variable components. A FICO score is calculated by a system of scorecards. FICO uses actual credit data on millions of consumers, and applies complex mathematical methods to perform extensive research into credit patterns that attempt to forecast consumer credit performance. The principal components of the FICO predictive model include a consumer's credit payment history, outstanding debt, availability and pursuit of new credit and types of credit in use. Through this scorecard process, FICO identifies distinctive credit patterns, which correspond to a likelihood that consumers will make their future loan payments. The score is based on all the credit-related data in the credit report. The other major components of the CIP include debt-to-income analysis, employment stability, self employment criteria, residence stability and whether the applicants use the premises as their primary residence. By using both scoring models together, all applicants are considered on the basis of their ability to repay the loan obligation while allowing the Company to price the loan based on the extent of the evaluated risk.

         The Company's underwriters review the applicant's credit history, based on the information contained in the application and reports available from credit reporting bureaus and the Company's CIP score, to determine whether the applicant meets the Company's underwriting guidelines. Based on Choice's approval authority level, certain exceptions to the guidelines may be made when there are compensating factors subject to approval from a more senior designated authority. Choice's decision is communicated to the broker, banker or consumer depending on the source of the loan and, if approved, the proposed loan terms are explained.

FUNDING SOURCES

         The Company needs substantial cash flow to facilitate the funding and closing of the originated and purchased loans. These funds are provided on a short-term basis by financial institutions that specialize in providing lines of credit known as warehouse lines.

         The amount of the warehouse line provided by a lender is based on the Company's net worth. Typically, the warehouse lender applies a leverage factor of fifteen to twenty. As of the date of this filing, the Company has several warehouse agreements in place which provide warehouse lines with funding capabilities in the aggregate of $10 million. The warehouse agreements have various financial and operational covenants with which the company must comply. In addition, the warehouse agreements are personally guaranteed by one or more of the existing stockholders. The Company submits the mortgage loan to the warehouse bank for funding along with the investor commitment to purchase the loan. The warehouse bank receives a per loan fee from the Company plus interest at two percent over the financial institution's prime rate on the unpaid principal balance of the loan for the time the loan is in the warehouse.

         In the future, the Company will seek to eliminate the personal guarantees of certain stockholders of the Company from the warehouse agreements. In accordance with industry practice, the warehouse lines are renewable by the lenders annually.

LOAN SALES

         The Company originates and purchases all of its mortgage loans with the intent to sell the mortgage loans, without retaining any interest therein, and the related servicing rights into the secondary market. The mortgage loans are sold without recourse primarily to institutional investors, national banks and mortgage lenders. As part of the sale, the Company provides representations and warranties which are customary to the industry and cover such things as compliance with program standards, laws and regulations as well as the accuracy of the information. In the event of a breach of these representations and warranties, the Company may be required to repurchase these mortgage loans and/or may be liable for certain damages. Normally, any repurchased mortgage loan can be corrected and resold back to the original investor. Since 1997 when the Company began its business, the Company has had to repurchase only two mortgage loans.

         The Company holds the originated or purchased mortgage loan for sale from the time that the mortgage loan application is submitted by the borrower until the time the mortgage loan is sold to an investor. During that time, the interest rate on the mortgage loan might be higher or lower than the market rate at which price the Company can sell the mortgage loan to an investor.
Therefore, a market gain or loss results on the mortgage loan.

COMPETITION

         The Company faces intense competition in the business of sub-prime mortgage loans. The Company's competitors in the industry include consumer finance companies, mortgage banking companies, savings banks, commercial banks, credit unions, thrift institutions, credit card issuers, insurance companies, FHLMC and other entities engaged in mortgage lending. The largest direct competitors are mortgage banking entities specifically formed to engage in sub-prime lending. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than the Company. In addition, many financial services organizations that are much larger than the Company have formed national loan origination networks or purchased home equity lenders. While competition is a factor, these larger entities also create public awareness and acceptance of these loan products. Competition among industry participants can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates. To the extent any of these competitors significantly expand their activities in the Company's market, the business of the Company could be materially adversely affected. Fluctuations in interest rates and general economic conditions may also affect the Company and its competition. During periods of rising rates, competitors that have locked in lower rates to potential borrowers may have a competitive advantage.

         Starting in late 1998, several of the Company's competitors either became bankrupt or withdrew from the market due to a collapse in liquidity in asset backed markets. These companies included Southern Pacific Funding Corporation, First Plus Financial, Inc. and Pacific Investments Corporation. A number of these companies were engaging in loan practices which paid little regard to the likelihood of collateral recovery, in the event of default, and even to the likelihood of loan repayment by borrowers. In addition, many companies were using gain on sale accounting techniques which booked long term interest gains which were never achieved in most cases. The Company does not engage in either of these practices.

SEASONALITY

         The mortgage loan origination business is generally subject to seasonal trends. These trends reflect the general pattern of sale and resale of homes. Loan origination typically peaks during the spring and summer seasons, and declines to lower levels from mid-November through January. The mortgage servicing business is generally not subject to seasonal trends.

REGULATION

         The Company's operations are subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act, as amended, and Regulation B, the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices Act and the National Housing Act of 1934, as well as other federal and state statutes and regulations affecting the Company's activities.

         The Company is also subject to the rules and regulations of, and examinations by, state and federal regulatory authorities with respect to originating and processing loans. These rules and regulations, among other things, impose licensing obligations on the Company; establish eligibility criteria for mortgage loans; prohibit discrimination; govern inspections and appraisals of properties and credit reports on loan applicants; regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features; mandate certain disclosures and notices to borrowers; and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement action.

         In Spring 1999, the Texas Legislature approved Senate Bill 1074 which provides for licensing of residential mortgage brokers. The Texas Savings and Loan Department will be the licensing and regulatory agency. A mortgage broker or a mortgage broker's loan officer must meet continuing education requirements in order to maintain that license. The law took effect on September 1, 1999, but an individual brokering mortgage loans is not required to be licensed until January 1, 2000. Mortgage bankers and their employees are exempt from this mortgage broker licensing legislation. A mortgage banker is defined as any individual or entity who is a HUD approved mortgagee with direct endorsement underwriting authority or an approved seller or servicer for either FNMA or FHLMC or an approved issuer for GNMA. The Company has recently become a HUD approved mortgagee and is therefore exempt from any licensing requirements under the new law.

         There can be no assurance that the Company will maintain compliance with these requirements in the future or receive the necessary FNMA or State of Texas approvals without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult and more expensive for the Company.

EMPLOYEES

         At June 30, 1999, the Company employed approximately 13 persons, substantially all of whom were full-time employees. All of these are employed at the Company's Austin, Texas headquarters. None of the Company's employees are represented by a union. The Company considers its relations with its employees to be good.

DESCRIPTION OF PROPERTY

           All of the operations of the Company are conducted from office space leased from a non-affiliated landlord. The following table sets forth information concerning the facility:

Location Tenant                        Approx. Size          Lease Expiration             Monthly Rent
---------------                        ------------          ----------------             ------------
823 Congress Avenue, Suite 515       3,293 square feet       February 28, 2001      $3,842 to April 30, 2000
Austin, Texas   78701                                                                      then $4,391

         The lease provides for rent escalations tied to increases in operating expenses or fluctuations in the consumer price index. The Company's management believes this office space is satisfactory for all of its needs for the foreseeable future and that the property is adequately covered by insurance.

LEGAL PROCEEDINGS

         On June 14, 1999, the Company, holder of a defaulted $160,000 real estate lien note and beneficiary of a deed of trust to Lot 9, Ridge Haven Estates, in Rockwall County, Texas, securing payment of the note, posted through its Substitute Trustee a notice of foreclosure on Lot 9. On June 30, 1999, an action was filed in the 382nd Judicial District Court of Rockwall County, Texas, by Vernon Oland Hogue, Jr., and Judy Hogue, as Plaintiffs, against Richard Franks, Laurie I. Davis, LaSalle Anders, SAFECO Land Title of Collin County, SAFECO Land Title of Plano, the Company and IMC Mortgage Company, as Defendants. The complaint alleges, among other things, that the Company has no interest in Lot 9 due to a gap in the chain of title and may not proceed with a scheduled Substitute Trustee's sale. The Plaintiffs sought, and received, a temporary injunction that restrains the Substitute Trustee sale on the property. The Plaintiffs seek a permanent injunction restraining foreclosure, ask the Court to void the Company's liens and deed of trust on Lot 9, request a declaration that the Plaintiffs have a first lien against Lot 9 in the amount of $55,000, and seek an unspecified amount of damages for fraud, costs, attorney's fees and such other relief as the Court may grant. The parties to the action are conducting discovery and no trial date has been set. The Company believes that it has meritorious defenses to this lawsuit and that resolution of this matter will not have a material adverse effect on the business or financial condition of the Company.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion should be read in conjunction with the Consolidated Financial Statements and the other financial data included elsewhere in this Prospectus. The statements which are not historical facts contained in this section are forward-looking statements that involve risks and uncertainties, including those described under "Risk Factors." The Company's actual results may differ materially from the results discussed in the forward-looking statements.

FINANCIAL CONDITION

         o June 30, 1999, Compared to March 31, 1999: Total assets increased by $2.7 million or 110% from March 31, 1999, to June 30, 1999. This increase is accounted for by two main factors. Loan production increased during this period resulting in increased inventory of loans of $2.0 million. Additionally, $1.2 million of cash and other assets were contributed to the Company in exchange for Common Stock.

         o March 31, 1999, Compared to March 31, 1998: The Company's total assets at March 31, 1999, were $2.5 million, a decrease of $610,000, or 20%, as compared to March 31, 1998. This decrease was primarily the result of a decrease of $1.0 million in accounts receivable and inventory due to decreases in loan production netted with a $485,000 contributed investment in a limited partnership exchange for Preferred Stock.

         Retained earnings decreased by $215,000 from $137,000 at March 31, 1998, to a loss of $78,000 at March 31, 1999. The decrease was due primarily to a net loss for the year caused by reduced loan production with tighter spreads.

RESULTS OF OPERATIONS

         Comparison of Operating Results for the Three Months Ended June 30, 1999, and June 30, 1998. Sales decreased from $5.9 million for the three months ended June 30, 1998 to $3.9 million for the three months ended June 30, 1999. This percentage decrease of approximately 34% is the result of a decline in loan originations causing a reduction in loan sales for the three month period. Loan originations decreased due to uncertainty in the sub-prime loan secondary market which resulted from fewer sub-prime loan securitization going to market, changes in underwriting standards of investors of sub-prime loans, and a general unwillingness of investors in the sub-prime loan market to take investment risk. On a dollar basis, 74.5% of the Company's loan inventory was sold after the balance sheet date.

         Additionally, gross profit as a percentage of cost of goods sold declined from 6.48% for the three months ended June 30, 1998 to 4.49% for the three months ended June 30, 1999. This decrease is the result of a severe shake out of the market for sub-prime loans. Starting in late 1998, many of the large investors in the sub-prime loan market withdrew or went into bankruptcy due to a collapse in the liquidity in the asset backed markets. Some of these companies were engaging in loan practices not followed by the Company, which paid little regard to the likelihood of collateral recovery in the event of default or full loan payment by the borrowers. The resulting flight by investors away from sub-prime loans made it difficult for the Company to sell its loan inventory and generate revenue. See "Business-Competition."

         Selling and administrative expense remained relatively flat for the two periods. Salaries and wages had the largest change, declining from $207,000 for the three months ended June 30, 1998 to $141,000 for the three months ended June 30, 1999. The decline was the result of decreased loan production and overall profitability of the Company.

         As a result of the foregoing, net income decreased from $34,000 for the three months ended June 30, 1998 to a loss of $166,000 for the three months ended June 30, 1999.

         Comparison of Operating Results for Fiscal Years Ended March 31, 1999 and March 31, 1998. Sales increased from $10.3 million for the year ended March 31, 1998 to $20.5 million for the year ended March 31, 1999. This percentage increase of approximately

99% is primarily the result of an increase in loans acquired coupled with the recognition that the year ended March 31, 1998 was the first year of operation of the Company.

         Selling and administrative expenses increased from $465,000 for the year ended March 31, 1998, to $1.4 million for the year ended March 31, 1999. The across the board increase in selling and administrative expenses between years is, again, reflective of the fact that March 31, 1998, was the first year of operation of the Company.

         As loan production increased, additional employees were hired, and, correspondingly, other selling and administrative expenses increased.

         Net income decreased from $137,000 for the year ended March 31, 1998, to a loss of $195,000 for the year ended March 31, 1999.

         Liquidity and Capital Resources. Cash flow from operating activities decreased from cash flow generation of $115,000 for the year ended March 31, 1998, to cash flow used of $111,000 for the year ended March 31, 1999.

         Capital expenditures for the year ended March 31, 1999, were approximately $29,000 principally in computer technology and to a lesser extent for the expansion of sales organization facilities. The Company believes it will continue to make investments in computer technology in the near future to upgrade and maintain its product and service offerings. The Company believes that such investments could aggregate $50,000 to $100,000 over the next two years, but has no specific plans at present for such expenditures.

         The Company may consider acquisitions of other mortgage businesses as part of implementing its strategies. There are no specific plans at present for such expenditures.

         Cash flow requirements depend on the level and timing of the Company's activities in loan originations in relation to the timing of the sale of such loans. In addition, the Company requires cash flow for the payment of operating expenses, interest expense and capital expenditures. Currently, the Company's primary sources of funding are borrowings under warehouse lines of credit, proceeds from the sale of loans in the secondary market and internally generated funds.

         Historically, the Company has funded its growth, in large part, from its access to lines of credit and its operating activities. The Company has been additionally capitalized by the stockholders of AFC purchasing securities of AFC. See "Certain Relationships and Related Transactions." There can be no assurance that the Company will be able to employ the additional capital and credit resources to fund transactions that result in a profit to the Company. The success of the Company's mortgage origination business depends upon the availability of mortgage funding at reasonable rates. Although there has been no limitation on the availability of mortgage funding in the last few years, there can be no assurance that mortgages at attractive rates will continue to be available.

         The Company also plans, in the long-term, to engage in the business of servicing mortgage loans. In order to engage in this business, the Company will be required to retain the servicing rights on the loans which it originates. Such retention will result in a reduction in the revenue available to the Company upon the sale of such mortgage loans. In such event, the Company will be required to employ capital to finance the retention of servicing rights. Such capital principally would be expended to pay the costs associated with loan origination, such as loan officer compensation and related overhead expenses. However, the retention of servicing rights also creates an asset on the Company's balance sheet.

         The Company will be required to obtain additional capital to achieve its long-term objectives. The Company has no commitments to obtain such capital, and there can be no assurance that such capital will be available to the Company in the future or, if available, will be on terms acceptable to the Company.

         The Company expects that its existing capital and its credit facilities, as well as cash flow expected to be generated from operations, will satisfy the Company's cash requirements for at least the next 12 months, and principally will be applied to originate loans. However, management believes that the Company will require additional credit over the next three years in order to expand its loan origination capabilities and loan servicing business. The Company is presently in discussions with various lenders for additional lines of credit. If such additional credit is not available to the Company, the Company could be required to reduce the scope of its operations, which could adversely affect the Company's results of operation.

         The Company ended its fiscal year at March 31, 1999, with $4,000 in cash and cash equivalents, compared to $115,000 for fiscal year ended March 31, 1998. The Company has generated cash (to cover its operating losses) through the sale of its Common Stock.

         Disclosure About Market Risk. The Company's business will be adversely affected by periods of economic slowdown or recession, which may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values results in increased loan-to-value ratios thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. To the extent that prospective borrowers do not meet the Company's underwriting criteria, the volume of loans originated by the Company could decline. A decline in loan origination volumes could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Changes in the level of consumer confidence, real estate values, prevailing interest rates and investment returns expected by the financial community could make mortgage loans of the types originated by the Company less attractive to borrowers or investors because, among other things, the actual rates of delinquencies and foreclosures on such loans could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general.

         In addition, the Company could experience losses on its inventory of loans due to changes in economic or financial conditions, including changes in interest rates, that may be beyond the Company's control.

         Interest rate movements may significantly impact the Company's volume of closed loans. As such, interest rate movements represent a major component of market risk to the Company. In a higher interest rate environment, consumer demand for mortgage loans, particularly refinancing of existing mortgages, declines. Interest rate movements affect the interest income earned on loans held for sale, interest expense on the warehouse lines payable, the value of mortgage loans held for sale and ultimately the gain on sale of mortgage loans. In addition, in an increasing interest rate environment, the Company's mortgage loan brokerage volume is adversely affected.

         The Company currently does not engage in any hedging activities. Therefore, a rise in interest rates may adversely affect the earnings of the Company.

         The Company currently does not maintain a trading portfolio. As a result, the Company is not exposed to market risk as it relates to trading activities. The majority of the Company's portfolio is held for sale that requires the Company to perform market valuations of its pipeline, its mortgage portfolio held for sale and related forward sale commitments in order to properly record the portfolio and the pipeline at the lower of cost or market. Therefore, the Company monitors the interest rates of its loan portfolio as compared to prevailing interest rates in the market.

         The Company typically does not pre-sell the mortgages it originates when the Company establishes the borrower's interest rate and therefore has interest rate exposure on such loans. The Company's future operating results are more sensitive to interest rate movements than a mortgage lender who pre-sells the mortgage loans it originates.

         Industry Trends. The growth in volume that the mortgage industry has seen over the past few years has resulted from a general downward trend in interest rates. The Company believes that mortgage volume may tend to decrease on a relative basis in higher interest environments, but higher interest rates generally result in smaller mortgage companies leaving the market resulting in potentially larger market shares for continuing mortgage bankers. The Company believes that it will be able to realize the opportunities in such an environment, but there can be no assurance that it will be able to do so.

         The Company also believes that the industry will continue to offer broader and more diversified product offerings and that technology will play an increasing part in real estate transactions, including expanded use of Internet capabilities. The Company has begun preliminary work to make the necessary investments in these technologies. Management believes that the Company should fully automate its accounting and loan underwriting functions and then establish a website which facilitates electronic commerce between the Company and its customers, investors and brokers. The Company may need to raise additional capital to complete these necessary investments in technology.

         Although the Company is expanding its business on a national basis, the Company's business base is concentrated principally in the State of Texas and to a lesser degree in the States of California and Colorado. As a result, the Company's business may be subject to the effects of economic conditions and real estate markets specific to such locales.

         Inflation And Seasonality. The Company believes the effect on inflation, other than its potential effect on market interest rates, has been insignificant. Seasonal fluctuations in mortgage originations generally do not have a material effect on the financial condition or results of operations of the Company.

         Accounting Developments. In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125, among other things, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires that after a transfer of financial assets, an entity recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 also requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. The Company expects that the impact of SFAS No. 125 on the results of operations, financial condition, or liquidity will be immaterial.

         On June 15, 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company is in the process of evaluating the impact of SFAS No. 133 on its financial statements.

         In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. SFAS No. 134 amends SFAS No. 65, Accounting for Certain Mortgage Backed Securities, to require that after an entity engaged in mortgage banking activities has securitized mortgage loans that are held for sale, it must classify the resulting retained mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This statement is effective for the first fiscal quarter beginning after

December 15, 1998, with earlier application encouraged. At this time, the Company does not anticipate any impact from the adoption of this standard.

         Year 2000. As with all financial related businesses, the Company's operations depend almost entirely on computer systems. Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations. Computer systems and software that have not been developed or enhanced recently may need to be upgraded or replaced to comply with Year 2000 requirements.

         The Company believes that each of its software systems on a stand-alone basis is currently Year 2000 compliant. Testing of the Company's software for compliance has been completed and was found to be Year 2000 compliant. The Company also uses multiple software systems and products developed by third party vendors, including systems and products used in operations and finance, and systems that operate the office of the Company. The Company is currently in the process of requesting compliance certificates from these vendors to certify their Year 2000 readiness. The Company has requested and received compliance certificates or other assurances from these vendors to certify their Year 2000 readiness.

         The operations of many of the Company's customers, investors and suppliers may be affected by Year 2000 complications. The failure of the Company's customers, investors or suppliers to ensure that their systems are Year 2000 compliant could have an adverse effect on the Company's customers, investors and suppliers, resulting in decreased Internet usage or the Company's inability to obtain necessary data communication and telecommunication capacity, which in turn could have an adverse effect on the Company's business, results of operations and financial condition.

         The potential worst case scenario includes:

         o slowdown in the communications for some applications due to a general failure of the Internet;

         o corruption of data in the Company's internal information systems;

         o delays in the Company's processing capabilities that depend on third-party systems;

         o        financial losses associated with delays in closing loans; and

         o failure of infrastructure services provided by third parties, including public utilities and Internet service providers.

         The Company has not incurred significant costs to date complying with Year 2000 requirements and does not believe that it will incur significant costs for such purposes in the foreseeable future. Because the Company's loan business is highly diversified with regard to individual borrowers and types of business and its primary market area is not significantly dependent on one employer or industry, the Company does not expect any significant or prolonged difficulties that could affect net earning or cash flow. However, if the Company discovers any Year 2000 errors or defects in the Company's internal systems, it could incur substantial costs in making repairs. The resulting disruption of the Company's operations could seriously damage the Company's business.

                                   MANAGEMENT

           The Board of Directors of the Company currently consists of eight members. The current members of the Board of Directors and the executive officers of the Company are:

                                                                                             Director       Term
Name                               Position(s) Held with the Company              Age(1)       Since       Expires
----                               ---------------------------------              ------     --------      -------
Glenn A. LaPointe                  Chairman, President, Chief Executive            36          1999         2002
                                   Officer and Director

Terry G. Hartnett                  Chief Financial Officer and Director            56          1999         2000

Bradley J. Farley(2)               Director                                        36          1999         2002

Glenn G. Farley(2)                 Director                                        42          1999         2002

L.H. Hardy, Jr.                    Director                                        44          1999         2001

Shannon D. Stewart                 Vice President and Director                     34          1999         2001

Karen R. Heller                    Vice President and Director                     38          1999         2000

Jennifer Ann V. Bullock            Vice President and Director                     28          1999         2000

----------

(1)      At June 30, 1999.

(2)      Messrs. Bradley J. Farley and Glenn G. Farley are brothers.

         The following is a brief description of the business experience of the directors and executive officers of the Company:

         GLENN A. LAPOINTE has been Chief Executive Officer and President of the Company since its inception in 1997. From September 1985 to May 1987, Mr. LaPointe was employed as a trader's assistant in institutional equities with the securities brokerage firm of Smith, Barney, Harris Upham & Company in Tampa, Florida. From June 1987 to June 1988 he was a broker for Kimmins Securities, Inc., a subsidiary of a publicly held NYSE listed company located in Tampa, Florida. His duties included syndicating equity capital for over $15,000,000 of multi-family units in Florida and directing a rights offering of $11,000,000 of subordinated debentures for the parent company. From 1988 to September 1992, Mr. LaPointe was Sole Director of Financial Resource Group, a marketing and consulting company that assisted accountants and CPAs in expanding their client base. From October, 1992 to April, 1994, Mr. LaPointe served as Executive Vice President of Marketing for Capital South Mortgage Investments, Inc., an Austin, Texas based mortgage lending and investment company. His duties included generating new business and new sources of funding, effectively negotiating loan acquisitions both directly with borrowers as well as with brokers as intermediaries, structuring the creation of mortgages so as to create viable loan programs for the buyers and sellers of real estate, packaging mortgage acquisitions so that they may be successfully presented to investors, evaluating the validity and accuracy of appraisals on the underlying property, ordering and evaluating title policies and meeting conditions of those policies to insure clear first lien positions, evaluating and gathering necessary documentation on potential mortgage acquisitions, securing and servicing end investors and disposing of non-performing mortgages, both through renegotiations and repossession and liquidation of the underlying real estate. From May 1994 to present, Mr. LaPointe developed a start up company that ultimately became Texas Financial Corporation. As Chief Executive Officer of Texas Financial Corporation, Mr. LaPointe was instrumental in developing a $10,000,000 revolving line of credit to purchase non-conforming mortgages and subsequently package them for resale. In March 1997, Mr. LaPointe sold his interest in Texas Financial to the remaining partners in order to organize the Company.

         TERRY G. HARTNETT has been Chief Financial Officer and Treasurer of the Company since its inception in 1997. From 1965 to 1973 Mr. Hartnett served as a Supervising Senior Accountant for the accounting firm of Peat, Marwick, Mitchell & Co., in the Peoria, Illinois office. From 1973 to 1982, Mr. Hartnett served as Vice-President and Secretary of American Savings & Loan Association, in Pekin, Illinois. His duties included overseeing all mortgage origination and collection activity for the S&L. From 1982 to 1984, Mr. Hartnett worked with several investment banking firms, helping to develop additional asset backed products as well as expanding their client base. In 1984, Mr. Hartnett co-founded Capitol Securities, an Austin, Texas based investment banking firm which specialized in asset based securitizations and was the first firm in the country to securitize student loans, a now common practice. In 1993, Capitol Securities Group was sold to Morgan, Keegan Securities, Inc., a Memphis, Tennessee based regional investment banking firm. Mr. Hartnett and two other partners from Capitol Securities subsequently formed Tejas Asset Management, Inc., and Tejas Securities Group, Inc. In 1995, the original partners of Tejas accepted a buy-out offer from firm employees. Since 1995, Mr. Hartnett has acted as an investment banking consultant to various companies engaged in asset backed transactions.

         BRADLEY J. FARLEY has been the owner of Farley Financial Services since 1988. Services provided there include counsel on investments, personal and corporate finance, and risk management. He also advises businesses in the correct implementation of 401(k), pension plans, and employee benefits. The Mortgage Division of Farley Financial Services concentrates on funding commercial ventures and residential housing. From 1994 to the present Farley has also been the owner of Seminars for Adult Education, a subsidiary of Farley Financial Services. The company's primary focus is on financial competencies with specialization in personal learning in corporate and private settings. Additionally, Farley is a franchisee of Successful Money Management Seminars, corporate and public seminars to equip individuals with the knowledge for personal financial planning. From 1989 to 1995 Farley was owner of ADA Staff, a company whose primary service was to provide human resource capacities to small businesses. Farley was responsible for 400 employees, consolidation of payrolls, reduction of worker's compensation expenses, and streamlining the cost of employee benefits.

         GLENN G. FARLEY has been a director of the Company since 1999. Since 1994, Mr. Farley has worked as an independent business and financial consultant for various companies and managed his personal investments. Prior to that, he served as Vice President and Local Recording Agent/Commercial Lines/Office Manager at Casso-Farley & Quinn Insurance Agency, Inc. from 1988 to 1994. Prior to that he was Secretary/Treasurer and Local Recording Agent/Commercial Lines/Office Manager of the company. From 1980 to 1987 Farley was Local Recording Agent/Office Manager at Austin Insurance Agency, Inc. in Austin, Texas.

         L.H. "RICK" HARDY, JR. has served as a Director of the Company since March 1998. From February 1998 to January 1999, Mr. Hardy was employed by the Company to provide strategic and financial consulting. Concurrently, he has served, since its founding, as the managing partner of Westridge Mortgage, Ltd., a privately held financial services company, purchasing sub-prime loans and seller carried back notes for its own account. Mr. Hardy's primary responsibilities are in the areas of financial analysis, loan servicing and the acquisition of mortgage backed securities. Since 1979 Mr. Hardy has successfully directed the acquisition of real estate investments, real estate secured notes and a variety of real estate construction opportunities as a principal and as a consultant or employee for numerous clients and employers. His employment experience includes City Planner for the City of Galveston, Texas from May 1978 through May 1979; Business Development for Cleveland, Ohio based APCOA, Inc. from May 1979 through April 1981; Real Estate Acquisitions for Houston, Texas public traded company National Convenient Stores, Inc. from April 1981 through September 1983; Taggart, Marryott, Reardon Co. in Columbus, Ohio from January 1988 through September 1988; and Metropolitan Mortgage & Securities, Inc. out of Spokane, Washington from April 1992 through March 1993. From March 1993 until March 1998, Mr. Hardy worked exclusively as the managing partner of Westridge Mortgage, Ltd. He has lectured at numerous seminars and authored training material for the sub-prime and seller carried back industry. He currently holds a real estate brokers license in Texas and has previously held brokers license in the States of Ohio and Oklahoma. His formal education was at the University of Oklahoma where he received his BS in 1976 and Masters in 1978.

         SHANNON D. STEWART has served as Vice President of Marketing Operations at AFC since 1998. His work there involves developing marketing strategies and organizing a marketing team. Prior to his work at AFC, Stewart was area supervisor for American Greetings in Corpus Christi from 1997 to 1998. He was responsible for account operations and for gaining additional growth within the accounts. He also managed 40 merchandisers, a talk that included hiring and training new merchandisers. From 1992 to 1997 Stewart was a marketing associate for Sysco Services in San Antonio, Texas where he was responsible for developing the customer base, customer service and new account development and was involved in the laptop computer conversion and training for all marketing associates.

         KAREN HELLER has been a Senior Acquisition Analyst with the Company since July 1997. From June 1988 to December 1989, Mrs. Heller worked at Barclays Bank of North Carolina in Charlotte, North Carolina, as a loan servicing supervisor. While in Charlotte, Mrs. Heller supervised a team of five customer service employees. From December 1989 to August 1992, Mrs. Heller worked at Citizens Federal Bank in Ft. Lauderdale, Florida, as a loan servicing supervisor. Her duties included supervising a team of 15 customer service representatives and servicing residential and installment loans in five states. From August 1992 to April 1994 Mrs. Heller worked at Michael WM Mead, Attorney in Ft. Walton Beach, Florida, as a real estate closer. Her duties included closing residential and commercial real estate closings. From April 1994 to June 1995, Mrs. Heller worked at Destin Bank in Destin, Florida, as a mortgage closing officer. Her duties included originating secondary market residential mortgage loans and coordinating conventional and VA loans from initial application and disclosure through closing, funding, and shipping. From October 1995 to March 1996, Mrs. Heller worked at Ontra, Inc., in Austin, Texas, as a disposition contracts specialist. While at Ontra, Mrs. Heller was responsible for resolving title problems and closing sales on REO properties in numerous states, which requires coordination with buyers, sellers, real estate agents, attorneys, and title companies. From March 1996 to July 1997, Mrs. Heller worked at Towne and Country Title, Inc. in Austin, Texas as an Escrow Officer. Her duties there included coordinating and closing all residential real estate sales for a National Builder account. Mrs. Heller was involved in all aspects of settlement including title review, document execution, recording, balancing, funding, and shipping.

         JENNIFER ANN V. BULLOCK has been a Senior Acquisition Analyst with the Company since June 1997. She worked as a loan processing Officer at Savings of America from 1993 to 1995. Her duties included processing conventional residential mortgage loans and contacting applicants to request information and documentation throughout the loan process. Mrs. Bullock was then promoted to Senior Loan Processing Officer and Office Manager at Savings of America in Austin, Texas. She held this position from 1995 to 1996. Her duties included assisting in the start-up of a new office and acting as liaison between Loan Consultants and Underwriters. Mrs. Bullock functioned as the initial point of contact for telephone inquiries between brokers and applicants and coordinated and processed conventional, VA, and FHA mortgage loans. In 1997, Mrs. Bullock worked at First Equity Corp. in Austin, Texas, as a Loan Processor. Her duties included second lien mortgage lending and coordinating closings with first lien mortgage lenders and title companies. Mrs. Bullock processed and closed Home Improvement Loans and shipped closed loans to investors.

         Directors of the Company serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting of shareholders. The initial terms of five of the eight directors on the classified Board of Directors may be viewed as inhibiting a change in control of the Company and having possible anti-takeover effects. The Company does not currently compensate its directors for their service in such capacity. The Board of Directors acting as a nominating committee nominates directors to be elected to the Board.

         The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The executive officers of the Company are as set forth in the above table. Executive officers of the Company receive no remuneration in their capacity as the Company's executive officers. For information regarding compensation of directors and executive officers of AFC, see "Executive Compensation."

BOARD COMMITTEES

         The Board of Directors has established an Executive and Policy Committee, Audit Committee, Compensation Committee and Stock Plan Committee. The Executive and Policy Committee has Glenn A. LaPointe, Terry G. Hartnett, L.H. Hardy, Jr. and Bradley J. Farley as its members. During intervals between meetings of the Board, that Committee exercises all of the power of the Board in the management of the Company. The Audit Committee, consisting of L. H. Hardy, Jr. and Glenn G. Farley, reviews the adequacy of internal controls and results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee and the Stock Plan Committee each consist of Bradley J. Farley and L.H. Hardy, Jr. The Compensation Committee establishes and recommends salaries, incentives and other forms of compensation for officers and other key employees. The Stock Plan Committee administers the 1999 Stock Option and Incentive Plan, including the selection of participants and the granting of awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of June 30, 1999, the beneficial ownership of the Company's 21,333,333 outstanding shares of Common Stock by (1) the only persons who own of record or are known to own, beneficially, more than 5% of the Company's Common Stock; (2) each director and executive officer of the Company; and (3) all directors and officers as a group.

              Name and Address                                                                        Percent of
            of Beneficial Owners               Relationship with Company        No. of Shares(1)      Class(%)(1)
            --------------------               -------------------------        ----------------      -----------
      Glenn A. LaPointe                       Chairman, President, Chief            6,783,872             32%
      9002 Jolly Hollow Drive                 Executive Officer and Director
      Austin, Texas 78750

      Bradley J. Farley                       Director                              3,391,936             16%
      1202 Hallmark
      San Antonio, Texas 78216

      Glenn G. Farley                         Director                              3,391,936             16%
      709 East Calton Road, Suite 101
      Laredo, Texas 78041

      L.H. Hardy, Jr.                         Director                              2,261,291             11%
      325 South Commons Ford
      Austin, Texas 78733

      Terry G. Hartnett                       Chief Financial Officer and           2,261,291             11%
      6000 Shepherd Mountain                  Director
         Cove, No. 106
      Austin, Texas 78730

      Shannon D. Stewart                      Officer and Director                    529,994              2%
      1901 Aster Way
      Round Rock, Texas 78664

      Karen R. Heller                         Officer and Director                    106,007             --
      17206 Reed Park Road
      Jonestown, Texas 78645

      Jennifer Ann V. Bullock                 Officer and Director                    106,007             --
      6049 Abilene Trail
      Austin, Texas 78749

      Officers and directors, as a group                                           18,832,334             88%
      (8 persons)

----------------

(1) Does not include options granted to the above persons in the amount of 5,000 shares each.

INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In 1998, Glenn LaPointe, Terry Hartnett, L.H. Hardy, Jr. and an officer of the Company organized a business named CalTex Funding Corporation ("CalTex") for the initial purpose of purchasing seller-financed mortgage notes and then selling such notes to investors of the Company. After six months, CalTex discontinued that business. CalTex next served as a vehicle to acquire mobile homes and put them on real estate for sale to home buyers. On May 5, 1998 the Company began making advances to CalTex in order to fund its operations. At March 31, 1999, the Company had advances of $28,830. As homes were sold, the Company would make loans to borrowers who were purchasing the homes. In an effort to close out sales of certain homes, employees of the Company and their family members purchased some homes and borrowed money from the Company to finance those purchases. As a result, the Company holds six loans aggregating approximately $500,000 to employees and their family members secured by homes sold by CalTex.

         In October 1998, Director Hardy had a limited partnership interest in CertAustin, Ltd., a Texas limited partnership, which owned loans and other financial assets. In an effort to enhance AFC's financial position, AFC exchanged 500 shares of its Class A Preferred Stock for a 98% limited partnership interest in CertAustin, Ltd. owned by L.H. Hardy, Jr. The Company participated in the partnership until April 1999 when the Company assigned the limited partnership interest back to Mr. Hardy for the cancellation of the 500 shares of preferred stock. At the same time, Mr. Hardy conveyed his 1,000 shares of Common Stock back to AFC.

         In April 1999, AFC issued 500 shares of its Class B Preferred Stock to Bradley J. Farley and Glenn G. Farley in exchange for a $500,000 certificate of deposit and the assignment of a $500,000 note receivable. The $500,000 note receivable is from Banks International Global Services, Inc., an affiliate of Mr. Glenn G. Farley. As a part of the Class B Preferred Stock transaction, AFC entered into a consulting agreement with Bradley J.

Farley to pay him a monthly consulting fee of $15,000. See "Executive Compensation-Consulting Agreements with Directors." Under the terms of the Preferred Stock Purchase Agreement, either of the Farleys could at their election cause the Company to purchase the 500 shares or the Company could cause the Farleys to sell such shares. In May 1999, the Farleys converted their 500 shares of Class B Preferred Stock to 324,324 shares of Common Stock of AFC, which was then exchanged for 6,783,872 of the Company Common Stock.

         Since its organization in 1997, the Company from time to time has borrowed monies from and sold loans to L.H. Hardy, Jr. and Bradley J. Farley. In one such transaction, Mr. Hardy provided through affiliated entities short term lines of credit to AFC in amounts up to $267,000 charging back to AFC interest on funds advanced short term. Total interest collected from the Company for fiscal 1998 was approximately $10,000. These loans and purchase arrangements were on terms favorable to the Company and not in excess of then market rates. None of these loans are outstanding and none of the directors or executive officers have any agreement with or obligation to purchase loans from the Company.

         Glenn LaPointe, Terry Hartnett, Joe Shaffer, Bradley J. Farley and Glenn G. Farley have each guaranteed the indebtedness of the Company on one or more loan agreements. LaPointe and Hartnett have each jointly and severally guaranteed the payment by the Company of a $500,000 line of credit with a financial institution. LaPointe, Hartnett, Glenn Farley and Brad Farley have each jointly and severally guaranteed two separate $5,000,000 warehouse facilities. In addition, LaPointe, Hartnett and Shaffer have guaranteed the lease of office space for the Company. Each of these guarantees have been in an effort to assist the Company and none of these guarantors have been compensated for their assurances.

         During the period ended March 31, 1998, the Company purchased a contract to sell property from a relative of Glenn A. LaPointe, the President of the Company, for approximately $89,000. The property was subsequently sold to an unrelated third party resulting in a net gain of $47,258 to the Company.

         L.H. "Rick" Hardy, Jr. has had various business involvements with AFC since its foundation. Initially he provided a personal guarantee and pledged the required collateral consisting of $250,000 in mortgage notes to secure a warehouse line of credit. Mr. Harry's personal guarantee and the initial collateral pledged continue as of this filing. Under a business arrangement with AFC, Mr. Hardy received 1,000 shares of Common Stock and participated in the profits of the Company with total amount received for fiscal year 1997 being $76,928.09 and for 1998 being $21,854.05. The profit sharing arrangement was discontinued after February 1998 and Mr. Hardy became the holder of 1,000 shares of Common Stock and was paid a salary.

         On September 30, 1999, Mr. Bradley G. Farley purchased 1,500,000 shares of the Company's 1999 Series A Preferred Stock in exchange for approximately $1,433,000 in advances that he has made to the Company. The Preferred Stock sold to Farley pays no dividend, nor has any conversion or voting rights. The Company may redeem the 1999

Series A Preferred Stock for $1.00 per share upon giving Farley ten days advance notice. Such shares were issued without registration pursuant to an exemption from registration under Regulation D of the Securities Act of 1933.

                            DESCRIPTION OF SECURITIES

DESCRIPTION OF THE DEBENTURES

         The 8% Secured Subordinated Debentures offered in this Prospectus (the "Debentures"), will be issued under an indenture dated as of _____________, 1999, between the Company and Norwest Bank Texas, N.A., as Trustee. The Debentures are not savings accounts or deposits and are not insured by the FDIC or any other governmental agency. The terms and provisions of the Debentures include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the indenture. References in this section to the Company are solely to Austin Funding.com Corporation and not to its subsidiaries.

         THE FOLLOWING IS A DESCRIPTION OF THE MATERIAL TERMS OF THE DEBENTURES. THIS SUMMARY OF THE INDENTURE IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE INDENTURE, INCLUDING THE DEFINITIONS IN THE INDENTURE OF CERTAIN TERMS USED BELOW. YOU SHOULD READ THE ENTIRE INDENTURE AND THE TRUST INDENTURE ACT OF 1939 FOR A COMPLETE UNDERSTANDING OF THE TERMS OF THE DEBENTURES.

         General. The Debentures:

         o are general obligations of ours limited to $10 million in aggregate principal amount,

         o are secured by a non-callable U.S. government or government agency zero coupon bond due in December 2015 (sometimes referred to as the "Zero Coupon Bond"),

         o do not have the benefit of a sinking fund for the retirement of principal,

         o        rank equal to all of our subordinated indebtedness,

         o are subordinated in right of payment to all of our current or future Senior Indebtedness or liabilities which are not expressly by their terms subordinate or equal in right of payment to the Debentures, and which may include our obligations to AFC, and

         o interest on the Debentures will cease to accrue on the Debentures upon redemption under the terms and subject to the conditions of the indenture.

         The Principal Amount at maturity of each Debenture, and all interest accrued and payable, is payable by the Company at the office or agency of the paying agent, initially the Trustee, in Lakewood, Colorado, or any other office of the paying agent maintained for this purpose. Debentures in definitive form may be presented for exchange for other debentures or registration of transfer at the office of the registrar. Initially, the Trustee will be the paying agent and the registrar. The Company will not charge a service charge for any registration, transfer or exchange of debentures. However, the Company may require the holder to pay for any tax, assessment or other governmental charge to be paid in connection with any registration, transfer or exchange of Debentures.

         The Debentures mature on December 31, 2015, unless redeemed earlier, which we may do at our option. See "Redemption of Subordinated Debentures." The Debentures bear interest at the rate of 8% per year. We will pay interest monthly on the first day of each month commencing on the first day of the first full calendar month after the date of issuance to the person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the first day of the preceding calendar month, as the case may be. We will compute interest on the Debentures on the basis of a 360-day year of twelve 30-day months. The Trustee will pay the principal and interest on the Debentures when due by check mailed to the person entitled to payment.

         The Debentures are denominated in U.S. dollars, and payments of principal and interest on the Debentures are in U.S. dollars. The Debentures were issued only in fully registered form, without coupons, in denominations of $5,000 and integral multiples thereof. The Debentures may be presented for registration of transfer or exchange and shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the registrar duly executed by the holder thereof or his attorney duly authorized in writing. The registered holder of a Debenture will be treated as its owner for all purposes. Money for the payment of principal or interest upon redemption remaining unclaimed for two years will be paid back to the Company at its request.

         Our primary source of funds for the payment of principal and interest on the Debentures is dividends from AFC. From time to time while the Debentures are outstanding, AFC may be subject to regulatory or contractual constraints that restrict its ability to pay dividends to us.

         Security. The Company's obligations to pay the principal of and interest on the Debentures will be secured by a pledge of a non-callable United States government or government agency zero coupon bond due in December 2015 with a face amount of $10,000,000 which will be purchased by the Company from Choice at the closing of the offering and will be pledged as security in repayment of the Debentures.

         Zero coupon bonds are bonds that do not pay interest periodically in the fashion of conventional types of bonds, but instead sell at discounts of par until their final maturity, when payment of principal at par plus all of the interest accumulated at the rate specified at the time of original issuance of the bonds is paid in a lump sum.

         For the Company, the attraction of the zero coupon bond is the locking in of the prevailing interest rate, to accumulate compounded and to be paid at final maturity along with the full principal at par. Thus a combination of interest income (based on the specified interest rate at issuance) and the capital gain from discount price at issuance to full par at maturity would be indicated. Nevertheless, the Company will be paying taxes on the portion of the interest that accrues each year on the zero coupon bond, although no cash would be received until final maturity.

         Redemption Of Subordinated Debentures. We may redeem the Debentures at our option, in whole or in part, at any time after December 31, 2001, by payment of all principal and interest accrued thereon. The Company may redeem the Debentures for cash as a whole at any time, or from time to time in part by giving by mail to holders of Debentures not less than 20 days' nor more than 60 days' notice of redemption for an amount in cash equal to the sum of (1) the Principal Amount to be redeemed, and (2) accrued but unpaid interest thereon through the date of redemption. At the same time, Company will provide public notice of redemption through certain financial news services. The Debentures will be redeemable in multiples of $l,000 Principal Amount. No sinking fund is provided for the Debentures.

         If less than all of the outstanding Debentures held are to be redeemed, the Trustee will select the Debentures to be redeemed in Principal Amounts of $1,000 or integral multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate.

         Subordination. The Debentures will be issued under an indenture dated as of _________, 1999, between the Company and Norwest Bank Texas, N.A., as Trustee.

         As set forth in the indenture, the Debentures are subordinate in right of payment to the holders of all existing and future Senior Indebtedness. Subordination of the Debentures will not prevent the occurrence of any event of default under the indenture. Upon any distribution of assets of the Company upon any:

         o        dissolution,

         o        winding up,

         o        voluntary or involuntary bankruptcy,

         o        insolvency,

         o        liquidation,

         o        reorganization,

         o        receivership,

         o        similar proceeding relating to the Company or its property, or

         o an assignment for the benefit of creditors or any marshaling of the Company's assets or liabilities,

the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of Debentures will be entitled to receive any payment in respect of the Debentures.

         By reason of the subordination, if any of the events described above occur, holders of Senior Indebtedness may receive more, ratably, than the Company's other creditors. For the same reason, the holders of Debentures may receive less, ratably, than the Company's other creditors.

         If the Debentures are declared due and payable prior to maturity because of an event of default, then the Company must promptly notify holders of Senior Indebtedness of the acceleration. The Company may not pay amounts owed pursuant to the Debentures until five days have passed after acceleration occurs. After 5 days have passed, the Company may pay amounts owed pursuant to the Debentures only if the terms of the indenture otherwise permit payment at that time. The Company also may not make any payment on the Debentures if:

         o a default in any payment obligations in respect of Senior Indebtedness occurs and is continuing, without regard to any applicable period of grace, whether at maturity or at a date fixed for payment or by declaration or otherwise (provided, the bond is non-callable and the Trustee may not dispose of, or disburse the proceeds of, the bond until its maturity in 2015 and, provided further, the Trustee may not undertake any action which could impair the value of the bond); or

         o any other default occurs and is continuing with respect to Senior Indebtedness that permits holders of the Senior Indebtedness as to which the default relates to accelerate its maturity and the Trustee receives a notice of the default, also referred to as a payment blockage notice, from a representative for any issue of Senior Indebtedness.

         Payments on the Debentures may be resumed:

         o in case of a payment default, the earlier of the date on which the default is cured or waived or ceases to exist; and

         o in case of a nonpayment default, the earlier of the date on which the non-payment default is cured or waived or ceases to exist or 179 days after the date on which the applicable payment blockage notice is received by the Trustee, if the maturity of the Senior Indebtedness has not been accelerated, and in either case only if the terms of the indenture otherwise permit payment at that time.

         No new period of payment blockage with respect to a nonpayment default may be commenced pursuant to a payment blockage notice until 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. A nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the Trustee will not be the basis for a subsequent payment blockage. Any action of the Company or any of its subsidiaries occurring subsequent to delivery of a payment blockage notice that would give rise to any event of default under Senior Indebtedness under which an event of default previously existed or was continuing at the time of delivery of the payment blockage notice will constitute a new event of default for this purpose. Any breach of a financial covenant giving rise to a nonpayment default for a period ending subsequent to the date of delivery of the respective payment blockage notice constitutes a new event of default for this purpose.

         In the event that, notwithstanding the foregoing, the Trustee or any holder of the Debentures receives any payment of any kind in contravention of the subordination provisions of the indenture before full payment of the Senior Indebtedness, then the payment will be held by the recipient in trust for the benefit of, and paid over to, holders of Senior Indebtedness or their representatives. These payments can be made in any form of consideration but must take into account any concurrent payment or distribution to the holders of Senior Indebtedness.

         The Trustee or the holders may accelerate the maturity of the debentures because the Company fails to make any payments due and owing on the debentures during a period of payment blockage. The holders of a majority in principal amount at maturity of the then outstanding Debentures may rescind an acceleration and its consequences by sending notice of the rescission to the Trustee if the rescission would not conflict with any judgment or decree and if all existing events of default (except nonpayment of principal or interest, if any, that has become due wholly because of the acceleration) have been cured or waived.

         The Debentures are obligations exclusively of the Company. Since substantially all of the operations of the Company are conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Debentures, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amount pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. Because the Company's subsidiaries are regulated, the payment of dividends and making of loans and advances to the Company's by its subsidiaries are subject to statutory restrictions. In addition, the payment of dividends and making of loans and advances are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

         Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the Debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors. The only exception would be if the Company is itself recognized as a creditor of the subsidiary. In that case, the Company's claims would still be subordinate to any security interests in the assets of the subsidiary and any Indebtedness of the subsidiary senior to that held by the Company.

         At June 30, 1999, the Company and its subsidiaries had approximately $3.3 million of Indebtedness and other liabilities, including trade and other payables, outstanding, but excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles, to which the debentures would have been effectively subordinated.

         The indenture does not limit the amount of additional Indebtedness, including Senior Indebtedness, which the Company can incur, assume or guarantee. Furthermore, the indenture does not limit the amount of Indebtedness which any subsidiary can incur, assume or guarantee.

         Certain Covenants. The indenture contains certain customary covenants found in indentures under the Trust Indenture Act, including covenants with respect to paying principal and interest and maintaining an office or agency for administering the Debentures.

         Mergers and Sales of Assets by the Company. The Company may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other items:

         o the resulting, surviving or transferee person, if other than the Company, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

         o the successor person assumes all of the Company's obligations under the Debentures and the indenture; and

         o the Company or the successor person will not immediately thereafter be in default under the indenture.

Upon the assumption of the Company's obligations by a successor as described above, subject to certain exceptions, the Company will be discharged from all obligations under the Debentures and the indenture.

         Defaults And Remedies. The indenture provides that, if an event of default specified in the indenture has happened and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount at maturity of the Debentures then outstanding may declare due and payable:

         o        the Principal Amount of the Debentures, plus

         o interest on the Debentures, accrued and unpaid to the date of the declaration.

         In the case of certain events of bankruptcy or insolvency, the Principal Amount plus interest on the Debentures accrued to the occurrence of the event will automatically become and be immediately due and payable.

         Under certain circumstances, the holders of a majority in aggregate principal amount at maturity of the outstanding Debentures may rescind any acceleration with respect to the Debentures and its consequences.

         Under the indenture, events of default are defined as:

         (1)      default in payment of:

         o        the Principal Amount at maturity,

         o accrued interest on the Debentures (if the default continues for 30 days), or

         o        redemption price

with respect to any Debenture when it becomes due and payable, whether or not payment is prohibited by the provisions of the indenture;

         (2) the Company's failure to comply with any of its other agreements in the Debentures or the indenture upon the receipt by Company of notice of the default by the Trustee or by holders of not less than 25% in aggregate principal amount at maturity of the Debentures then outstanding and the Company's failure to cure the default within 60 days after receipt by the Company of the notice; or

         (3)      certain events of bankruptcy or insolvency.

         The Trustee will give notice to holders of the Debentures of any continuing default known to the Trustee within 90 days after the occurrence; provided, except in the case of a default as described in clause (1) above, the Trustee may withhold notice if it determines in good faith that withholding the notice is in the interests of the holders.

         The holders of a majority in aggregate principal amount at maturity of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided, the direction may not conflict with any law or the indenture and will be subject to certain other limitations. Before proceeding to exercise any right or power under the indenture at the direction of the holders, the Trustee will be entitled to receive from the holders reasonable security indemnity satisfactory to it against the costs, expenses and liabilities incurred by it in complying with the direction. No holder of any Debenture will have any right to pursue any remedy with respect to the indenture or the Debentures unless:

         o the holder will have previously given the Company and the Trustee written notice of a continuing event of default;

         o the holders of at least 25% in aggregate principal amount at maturity of the outstanding Debentures have made a written request to the Trustee to pursue the remedy;

         o the holder or holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee;

         o the holders of a majority in aggregate principal amount at maturity of the outstanding Debentures have not given the Trustee a direction inconsistent with the request within 60 days after receipt of the request;

         o the Trustee has failed to comply with the request within the 60-day period; and

         o the Trustee may not undertake any action which could impair the value of the zero coupon bond without the prior, written consent of holders of at least 66% in aggregate Principal Amount of the Debentures at the time outstanding.

However, the right of any holder to receive payment of:

         o        the principal amount at maturity,

         o        accrued but unpaid interest on the Debentures,

         o        redemption price, and

         o any interest in respect of a default in the payment of any amounts due in respect of a Debenture, on or after the due date of the Debenture will not be impaired or adversely affected without the holder's consent.

         The holders of at least a majority in aggregate principal amount at maturity of the outstanding Debentures may waive an existing default and its consequences, other than:

         o        any default in any payment on the Debentures; or

         o any default in respect of certain covenants or provisions in the indenture which may not be modified without the consent of the holder of each Debenture as described under the caption entitled "Modification of the Indenture" below.

         The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the indenture.

         Satisfaction, Discharge And Defeasance. The indenture provides that if the Company seeks to pay interest and/or Principal Amount when due to the record address of the holder located within the United States and such interest and/or Principal Amount is returned undeliverable to the Trustee, then we, at our option, may:

         o        pay such interest and/or Principal Amount on any Special
                  Record Date;

         o pay such interest and/or Principal Amount in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed; or

         o pay such interest and/or Principal Amount with the proceeds of the zero coupon bond. Notwithstanding the foregoing to the contrary, the Zero Coupon Bond is non-callable and the Trustee may not dispose of, or disburse the proceeds of, the Zero Coupon Bond until its maturity in 2015 and, provided further, the Trustee shall not undertake any action which could impair the value of the Zero Coupon Bond.

The indenture further provides that the Trustee shall remit to the Company all monies held by it with respect to the Securities, including, without limitation, Defaulted Interest, Defaulted Principal and the Bond, on the earlier to occur of
(i) the Discharge Date, or (ii) as of June 30, 2016.

         Modification of the Indenture. Modification and amendment of the indenture or the Debentures may be effected by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the Debentures then outstanding. Notwithstanding the foregoing, no amendment may, without the consent of each holder affected:

         o reduce the Principal Amount at maturity, redemption price or extend the stated maturity of any Debenture or alter the manner or rate of accrual of interest, or make any Debenture payable in money or securities other than that stated in the Debenture;

         o make any change to the principal amount at maturity of Debentures whose holders must consent to an amendment or any waiver under the indenture or modify the indenture provisions relating to amendments or waivers with respect to the payment of principal at maturity; or

         o modify the provisions of the indenture relating to the subordination of the Debentures in a manner adverse to the holders of the Debentures.

         The indenture also provides for certain modifications of its terms without the consent of the holders.

         Form, Denomination and Registration. The Debentures are issuable in fully registered form, without coupons, in denominations of $5,000 principal amount at maturity and multiples of $5,000. The Company may not reissue a Debenture that has matured, been redeemed or otherwise canceled, except for the transfer, exchange or replacement of the Debenture.

         Information Concerning the Trustee. The Company has appointed Norwest Bank Texas, N.A., as Trustee under the indenture, and as paying agent, registrar and custodian with regard to the Debentures.

         Certain Definitions. Set forth below are certain defined terms used in the prospectus.

         "Indebtedness" means, with respect to any Person and without duplication:

                  (1) all indebtedness, obligations and other liabilities, contingent or otherwise, of such person for borrowed money;

                  (2) all reimbursement obligations and other liabilities, contingent or otherwise, of such person with respect to letters of credit, bank guarantees or bankers' acceptances;

                  (3) all obligations and liabilities, contingent or otherwise, in respect of leases of such person;

                  (4) required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person, or required, in conformity with generally accepted accounting principles to be accounted for as an operating lease, provided, either
                           (i) such operating lease requires, at the end of the term thereof, that such person make any payment other than accrued periodic rent in the event that such person does not acquire the leased real property and related fixtures subject to such lease, or (ii) such person has an option to acquire the leased real property and related fixtures, whether such option is exercisable at any time or under specified circumstances;

                  (5) all obligations of such person, contingent or otherwise, with respect to an interest rate swap, cap or collar agreement or other similar instrument or agreement;

                  (6) all direct or indirect guaranties or similar agreements by such person in respect of, and obligations or liabilities, contingent or otherwise, of such person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4) above;

                  (7) any indebtedness or other obligations described in clauses (1) through (4) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby will have been assumed by such person; and

                  (8) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7).

         "Principal Amount" means the principal amount at the stated maturity of the Debenture as set forth on its face.

         "Sale Price of the Common Stock" means, on any date, the closing per share sale price, or if no closing sale price is reported, the average bid and ask prices or, if more than one, in either case, the average of the average bid and average ask prices, on such date as reported in the composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional stock exchange, as reported by The NASDAQ National Market.

         "Senior Indebtedness" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, rent and end of term payments payable on or in connection with, and, to the extent not included in the foregoing, all amounts payable as fees, costs, expenses, liquidated damages, indemnities, repurchase and other put obligations and other amounts to the extent accrued or due on or in connection with Indebtedness of the Company, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Notwithstanding the foregoing, the term Senior Indebtedness does not include:

         (1)      Indebtedness evidenced by the Debentures;

         (2) Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company;

         (3) accounts payable or other Indebtedness to trade creditors created or assumed by the Company in the ordinary course of business; and

         (4) any particular Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness will not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Debentures.

         Material U.S. Federal Income Tax Considerations. The following is a general discussion of material U.S. federal income tax considerations relating to the initial purchase, ownership and disposition of the Debentures, and certain material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of the Debentures to non-U.S. holders. The discussion is a summary only and does not purport to be a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the Debentures. We have based this summary on the U.S. federal income tax laws on the date of this prospectus. These laws may change, possibly retroactively. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of purchasing, owning or disposing of Debentures.

         The discussion does not address all tax consequences that may be important to you in light of your specific circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the tax code, or special rules applicable to certain categories of investors, such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities, or persons who hold Debentures as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction, that may be subject to special rules. This discussion is limited to purchasers of Debentures who acquire the Debentures from the Company in the initial offering of the Debentures, and will not apply unless the holder holds the Debentures as capital assets. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or U.S. estate and gift tax law as applicable to U.S. holders.

         Persons considering the purchase of a Debenture should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding or otherwise disposing of the Debentures, including the effect and applicability of state, local or foreign tax laws.

         As used in this discussion, the term U.S. holder means a holder of a Debenture that is:

         o for United States federal income tax purposes, a citizen or resident of the United States;

         o a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

         o an estate, the income of which is subject to United States federal income taxation regardless of its source; or

         o a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a United States trust.

A non-U.S. holder is any holder other than a U.S. holder.

         U.S. Holders. Upon the sale or exchange of a Debenture, a U.S. holder will generally recognize gain or loss equal to the difference between the sale or redemption proceeds and the U.S. holder's adjusted tax basis in the Debenture.

         The terms of the Debentures may be modified upon the consent of a specified percentage of holders and, in some instances, without consent of the holders. In addition, the Debentures may be assumed upon certain transactions involving Company. The modification or assumption of a Debenture could, in certain instances, give rise to a deemed exchange of a Debenture for a new Debenture for U.S. federal income tax purposes. If an exchange is deemed to occur by reason of a modification or assumption, the amount and timing of taxable income required to be recognized by a U.S. holder with respect to a Debenture could be affected.

         Information reporting will apply to payments of interest on or the proceeds of the sale or other disposition of the Debentures with respect to certain non-corporate U.S. holders, and backup withholding at a rate of 31% may apply to such payments unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. holder's federal income tax, provided that the required information is provided to the IRS on a timely basis.

         Non-U.S. Holders. The following discussion is a summary of the principal U.S. federal income and estate tax consequences resulting from the ownership of the Debentures by non-U.S. holders.

         The payment of principal of a Debenture by us or any of our paying agents to any non-U.S. holder will not be subject to U.S. federal withholding tax; provided, in the case of payment of cash in respect of original issue discount (i) the non-U.S. holder does not actually or constructively own 10% or more of the total voting combined power of all classes of our stock, (ii) the non-U.S. holder is not a controlled foreign corporation that is related to us within the meaning of the tax code, and (iii) either (A) the beneficial owner of the Debenture certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on United States Treasury Form W-8, or a suitable substitute or successor form, or
(B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, and holds the Debenture certifies under penalties of perjury that such a Form W-8, or suitable substitute form, has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

         A non-U.S. holder generally will not be required to pay U.S. federal income tax on gain realized on the sale or redemption of a Debenture unless:

         o in the case of an individual non-U.S. holder, such holder is present in the United States for 183 days or more in the year of such sale or redemption and either (A) has a tax home in the United States and certain other requirements are met, or
                  (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States;

         o the non-U.S. holder is required to pay tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates; or

         o        the gain is effectively connected with the conduct of a U.S.
                  trade or business of or, if a tax treaty applies, is attributable to a U.S. permanent establishment of, the non-U.S. holder.

         A Debenture held by an individual who at the time of death is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, will not be required to pay U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such Debenture would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Common stock held by an individual who at the time of death is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty otherwise applies.

         Under current Treasury Regulations, backup withholding and information reporting will not apply to payments of principal, including cash payments in respect of the Debentures by us or our agent to a non-U.S. holder if the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our agents have actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied. The payment of the proceeds on the disposition of Debentures to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a non-U.S. holder of Debentures to or through a foreign office of a broker will not be subject to backup withholding or information reporting. However, if such broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person, 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a U.S. trade or business, or, in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder otherwise establishes an exemption.

         The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, these regulations impose more stringent conditions on the ability of financial intermediaries acting for a non-U.S. holder to provide certifications on behalf of the holder, which may include entering into an agreement with IRS to audit certain documentation with respect to such certifications. These regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. You should consult your own tax advisor to determine the effects of the application of these regulations to your particular circumstances.

COMMON STOCK

         The Company is authorized to issue 80,000,000 shares of Common Stock, $.001 par value. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

          The Company is authorized to issue 20,000,000 shares of Preferred Stock with rights, preferences and limitations to be determined by the Board of Directors. As of June 30, 1999, no shares of Preferred Stock have been issued.

RESTRICTIONS ON ACQUISITIONS AND RELATED TAKEOVER DEFENSIVE PROVISIONS

         The following discussion is a summary of material provisions of the Company's Articles and Bylaws and certain other state law provisions, which may be deemed to have an "anti-takeover" effect and could potentially discourage or even prevent a bid for the Company which might otherwise result in stockholders receiving a premium for their stock. Further, ownership restrictions imposed by state and federal law could potentially serve as a basis to invalidate or otherwise restrict the use or exercise by management or others of revocable proxies. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's Articles and Bylaws, reference should be made in each case to the document in question.

         Provisions of the Company's Articles and Bylaws Affecting a Change in Control. Certain provisions of the Articles and Bylaws may provide the Board with more negotiating leverage by delaying or making more difficult unsolicited acquisitions or changes of control of the Company. It is believed that such provisions will enable the Company to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the Board to be in the best interests of the Company and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the management of the Company without the concurrence of the Board. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board, (ii) the classification of the Board into three classes, each of which serves for a term of three years, (iii) requirements for advance notice for raising business or making nominations at stockholders' meetings and (iv) the requirement of a super-majority vote to remove directors with or without cause.

         Classified Board; Removal of Directors. The Articles provide that the Board's membership is divided into three classes as nearly equal in number as possible, each of which serves until the third succeeding annual meeting with one class being elected at each annual meeting of stockholders. As a result, at least two annual meetings of stockholders may be required for the Company's stockholders to change a majority of the members of the Board. In addition, directors may be removed, with or without cause, only by the affirmative vote of the holders of at least 70% of the voting power of all shares of voting stock of the Company, voting together as a single class. The Articles contain a provision requiring the affirmative vote of the holders of at least 70% of the voting power of all shares of voting stock of the Company, voting together as a single class, to alter, amend, repeal or adopt provisions inconsistent with the classified board provision of the Articles, and the provision requiring a 70% vote to remove directors. The Bylaws prohibit increases in the size of the Board that have the effect of delaying the ability of stockholders to change a majority of the directors for more than two annual meetings.

         The classified board provision and the requirement of a 70% supermajority vote to remove directors may make it more difficult to change the composition of the Board.

         The Company believes that a classified board of directors will assure continuity and stability of the Company's management and policies, without diminishing accountability to stockholders. The Company's classified Board will ensure that a majority of directors at any given time will have experience in the business, competitive affairs and regulatory environment of the Company's business. The Company believes that an experienced board is best situated to enhance the value of the Company's business. A classified board and the continuity it fosters will be important in developing, refining and executing the Company's long-term strategic plan. The Company's classified Board will be better positioned to make fundamental decisions that are in the best interests of the Company. A classified board will also prevent an abrupt change in the composition of the Board and will therefore eliminate delays inherent in the familiarization by the new Board with the Company and its business and will moderate changes in corporate policies, decisions and strategies that may not be in the best interests of the Company and its stockholders and other appropriate constituencies. At the same time, stockholders have the power to propose and elect their own nominees for the class of directors to be elected at each annual meeting, and in that manner change the Board's composition. By reducing the threat of an abrupt change in the composition of the entire board, classification of directors will give the Board sufficient time to review any takeover proposal, study appropriate alternatives and achieve the best results for all stockholders and other appropriate constituencies. The Company believes that a classified board will enhance the Company's ability to resist an abusive takeover attempt or to negotiate a fair price and appropriate protections for other constituencies. The Company does not expect the classified Board necessarily to discourage takeover offers or ultimately prevent a hostile acquisition at a fair price and with appropriate protections for other corporate constituents. The Company believes that a classified board of directors is fully accountable to stockholders. To ensure this accountability, the Bylaws prohibit increases in the size of the Board that have the effect of delaying the ability of stockholders to change a majority of the directors for more than two annual meetings. The classified board provision also will not prevent persons from making unsolicited proposals to acquire the Company. The Company believes that a classified board of directors thus remains accountable to stockholders. Moreover, directors are bound by fiduciary duty to serve stockholders' interests throughout their term of office.

         Advance Notice for Raising Business or Making Nominations at Meetings. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board, or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make the determination of whether business has been properly brought before such meeting. Only persons who are nominated by, or at the direction of, the Board, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of the Company.

         To be timely, notice of business to be brought before an annual meeting or nominations of candidates for election as directors at an annual meeting must be personally delivered or sent by United States mail, postage prepaid, to the Secretary of the Company not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the scheduled date of such meeting is first made. Similarly, notice of nominations to be brought before a special meeting must be received by the Secretary not earlier than the 90th day prior to such special meeting and not later than the close of business on the 60th day prior to such special meeting or the tenth day following the date on which notice of such meeting is first given to stockholders.

         The notice of business to be brought before an annual meeting by a stockholder must set forth, as to each matter the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Articles or the Bylaws, the text of the proposed amendment; the name and address, as they appear on the Company's books, of the stockholder proposing such business; a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; any material interest of the stockholder in such business; and if the stockholder intends to solicit proxies in support of such stockholder's proposal, a representation to that effect.

         The notice of any nomination for election as a director must set forth the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in the proxy statement filed pursuant to the proxy rules of the Commission had each nominee been nominated, or intended to be nominated, by the Board; the consent of each nominee to serve as a director if so elected; and, if the stockholder intends to solicit proxies in support of such stockholder's nominee(s) without such stockholder having made the foregoing representation, a representation to that effect.

         The Company expects to hold its first annual meeting of stockholders in August 2000. Each stockholder will have until the close of business on the tenth day following the day on which the first public disclosure of the date of such first annual meeting is made to give notice to the Company, in proper form, of such stockholder's intention to bring any matter before such first annual meeting.

         Nevada General Corporation Law ("NGCL"). The terms of Chapter 78 of the NGCL apply to the Company since it is a Nevada corporation. Under certain circumstances, the following selected provisions of the NGCL may delay or make more difficult acquisitions or changes of control of the Company. The Articles and By-laws do not exclude the Company from such provisions of the NGCL. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

         Control Share Acquisitions. Pursuant to Sections 78.378 to 78.3793 of the NGCL, an "acquiring person" who acquires a "controlling interest" in an "issuing corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. For purposes of the above provisions, "acquiring person" means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. "Controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded. "Control shares" means those outstanding voting shares of an issuing corporation that an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. "Issuing corporation" means a corporation which is organized in Nevada, has 200 or more stockholders (at least 100 of whom are stockholders of record and residents of Nevada) and does business in Nevada directly or through an affiliated corporation. The above provisions do not apply if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. As noted above, the Articles and Bylaws do not exclude the Company from the restrictions imposed by such provisions.

         Certain Business Combinations. Sections 78.411 to 78.444 of the NGCL restrict the ability of a "resident domestic corporation" to engage in any combination with an "interested stockholder" for three years after the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means a Nevada public corporation that has 200 or more stockholders. "Interested stockholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in a charter amendment approved by a majority of the disinterested shares. Such a charter amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. As noted above, the Articles and Bylaws do not exclude the Company from the restrictions imposed by such provisions.

         Rights and Options. Section 78.200 of the NGCL provides that a corporation may create and issue, whether in connection with the issue and sale of any shares of stock or other securities of the corporation, rights or options for the purchase of shares of stock of any class of the corporation, to be evidenced by such instrument as is approved by the board of directors. The terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price at which, any such shares may be purchased from the corporation upon the exercise of any such right or option must be fixed and stated in the Articles or in a resolution adopted by the board of directors providing for the creation and issuance of such rights or options, and, in every case, set forth or incorporated by reference in the instrument evidencing the rights or options.

                  Directors' Duties. Section 78.138 of the NGCL allows directors and officers, in exercising their respective powers with a view to the interests of the corporation, to consider the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, the interests of the community and of society and the long and short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Directors may resist a change or potential change in control if the directors, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of the interests set forth above or if the board has reasonable grounds to believe that, within a reasonable time, the debt created as a result of the change in control would cause the assets of the corporation or any successor to be less than the liabilities or would render the corporation or any successor insolvent or would lead to bankruptcy proceedings.

                          MARKET FOR COMPANY SECURITIES
                         AND RELATED STOCKHOLDER MATTERS

         Prior to this offering, there has been no public market for the Debentures. The Company intends to apply to have the Debentures traded on the over-the-counter market and listed on the "yellow sheets" published by the National Quotation Bureau, LLC. No assurance can be given that such listing will be approved and, if approved, that an active trading market for the Debentures will be established or maintained. Although the Company expects that Choice will assist in making a market in the Debentures, Choice will not be obligated to do so and any such market making may be discontinued at any time. Since the prices of securities generally fluctuate, there can be no assurance that purchasers of the Debentures will be able to sell the Debentures at or above the purchase price paid for them.

         On November ___, 1999, the Common Stock of the Company was approved for trading on the OTCBB. The following table sets forth, for the period indicated, the range of the high and low bid quotations (as reported by NASDAQ). The bid quotations set forth below reflect inter-dealer prices, without retail mark-up, marked-down or commission and may not reflect actual transactions:

                                                                High        Low
                                                                ----        ---
                 Fiscal Year Ended March 31, 2000
                     Second Quarter (from October ___, 1999

         No assurance can be given that such application will be approved and, if approved, that an active trading market for the Common Stock will be established or maintained.

         Except for the stock options for 80,000 shares issued to employees and directors under the 1999 Stock Option and Incentive Plan, there are no outstanding options or warrants to purchase, or securities convertible into, shares of Common Stock. See "Executive Compensation."

         When the Company was spun off from Innovation International, shareholders of Innovation International received the rights to 1,600,000 shares of common stock of the Company. Shareholders of Innovation International are free to trade their shares upon effectiveness of the registration statement filed on Form 10-SB with the SEC on July 23, 1999. The remaining shareholders of the Company who acquired their shares in the Company as a part of an acquisition of the Company's subsidiary will have their shares eligible for sale on the first anniversary of their issuance, subject to the restrictions and volume limitations of Rule 144.

         In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned his or her restricted shares for at least one year, including persons who may be deemed "affiliates" of the Company, as that term is defined under the Act, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of the Company's Common Stock or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding such sale. A person who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such person, and who has beneficially owned his or her restricted shares for at least two years, would be entitled to sell such shares under Rule 144 at any time and without regard to the volume limitations described above.

         The Company intends to file a registration statement under the Act by December 31, 1999 to register the 2,000,000 shares of Common Stock reserved under the Company's stock option programs. See "Executive Compensation - Stock Option and Incentive Plan." Such registration statement is expected to be filed shortly after the date of this filing and to become effective as promptly as practicable thereafter. This registration is not being done for the purpose of securing capital. Shares issued upon exercise of outstanding stock options after the effective date of such registration statement generally will be available for sale in the open market.

         None of the holders of any shares of Common Stock of the Company are entitled to any registration rights.

         The Company has not paid any dividends on its Common Stock and intends to retain all earnings for use in its operations and to finance the development and the expansion of its business. It does not anticipate paying any dividends on the Common Stock in the foreseeable future. The payment of dividends is within the discretion of the Company's Board of Directors. Any future decision with respect to dividends will depend on future earnings, future capital needs and the Company's operation and financial condition, among other factors.

         As of September 30, 1999, there were approximately 360 holders of record of the Company's common stock and no holders of record of the Company's preferred stock.

                             EXECUTIVE COMPENSATION

COMPENSATION

         During the year ended March 31, 1999, the Company did not pay compensation to its executive officers separate from the compensation they received as employees of the Subsidiary. The Company has a small group of officers who do not have substantial duties with the Company. These officers also hold positions with the Subsidiary and each officer has substantial duties with the Subsidiary. Each officer is compensated by the Subsidiary for the duties performed for the Subsidiary. Separate compensation will not be paid to the officers of the Company until such time as the officers of the Company devote significant time to separate management of Company affairs, which is not expected to occur until the Company becomes actively involved in additional significant business beyond that of its subsidiary, AFC.

           The following table sets forth information concerning the compensation paid or granted to AFC's Chief Executive Officer in fiscal years ended March 31, 1999 and 1998. No other executive officer of AFC had an aggregate salary and bonus which exceeded $100,000 in fiscal 1999.


                          Summary Compensation Table(4)

                                                                                      Long Term
                                                                                     Compensation
                                           Annual Compensation                          Awards
                                           --------------------                      ------------      All Other
   Name and                      Fiscal                            Other Annual        Options/         Compen-
Principal Position               Year(3)   Salary($)   Bonus($)   Compensation($)     SAR's(2)(#)     sation(1)($)
------------------               -------   ---------   --------   ---------------    ------------     ------------
Glenn A. LaPointe,                1999     $ 92,000     $ --            $ --               --           $9,073
  President and Chief             1998       31,000       --              --               --            1,512
  Executive Officer

Terry G. Hartnett,                1999      108,000       --              --               --            8,362
  Executive Vice  President       1998       57,500       --              --               --            1,394
  and Chief Financial Officer

L. H. Hardy, Jr.,                 1999      100,000       --              --               --            6,800
  Consultant                      1998           --       --              --               --               --

----------

(1) Taxable fringe benefits including value of personal use of the Company provided automobile.

(2)      The term "SAR" refers to stock appreciation rights.

(3)      For the fiscal years ended March 31, 1999 and 1998.

(4) Director Bradley J. Farley entered into a consulting agreement with the Company in April 1999 by which he is to receive a monthly payment of $15,000 for his financial and business development consulting services.

         The following table provides information regarding stock options granted to AFC's officers on July 23, 1999. No stock options or stock appreciation rights ("SAR's") were granted during fiscal 1999.

                                    OPTION\SAR GRANTS
                                    -----------------
                                    Individual Grants
                                    -----------------
                               Number of       % of Total
                              Securities      Options/SAR's     Exercise
                              Underlying       Granted to        or Base
                             Options/SAR's    Employees in        Price      Expiration
           Name               Granted (#)      Fiscal Year       ($/Sh)         Date
-------------------------    -------------    -------------     ---------   -------------
Glenn A. LaPointe                5,000            8.0%            $1.10     June 30, 2004

Terry G. Hartnett                5,000            8.0%            $1.10     June 30, 2004

EMPLOYMENT AGREEMENTS

         The Company has entered into an employment agreement with Glenn A. LaPointe providing for an initial term of three years. The employment agreement will become effective upon July 31, 1999 and provide for an annual base salary of $180,000 and a bonus based on a profit sharing formula. The agreement provides for an annual extension, subject to the performance of an annual evaluation by disinterested members of the Board of Directors. The agreement also provides for termination upon the employee's death or for cause. The employment agreement is also terminable by the employee upon 90 days' notice to the Company.

         In the event Mr. LaPointe is involuntarily terminated without cause, he will receive his salary and insurance benefits for a period of 12 months. In addition, in the event employment involuntarily terminates in connection with a "change in control" of the Company or within twelve months thereafter, the employment agreement provides for the payment to LaPointe of an amount equal to 299% of his five-year average annual base compensation. If the employment of LaPointe had been terminated as of July 31, 1999 under circumstances entitling him to a change in control severance payment as described above, he would have been entitled to receive a lump sum cash payment of approximately $538,200. The agreement also provides for the continued payment to LaPointe of health benefits for the remainder of the term of his contract in the event he is terminated in connection with a change in control.

CONSULTING AGREEMENTS WITH DIRECTORS

         Directors Bradley J. Farley and L.H. Hardy, Jr. each have consulting agreements with the Company. Beginning in April 1999, Director Farley has been acting as a financial and business development consultant to the Company. He has a written Consulting Agreement under which Mr. Farley is paid $15,000 a month for his services. The Agreement continues until such time as Mr. Farley sells his shares of common stock in the Company.

         Director L.H. Hardy, Jr. is also serving as a consultant to the Company where he assists the President with certain operational matters and provides strategic and financial consulting. The Company pays Director Hardy a monthly consulting fee of $10,000 per month. In addition to his consulting fee, the Company leases an automobile for Mr. Hardy at a cost of approximately $680 per month. The Company does not have a written consulting agreement with Mr. Hardy and the Company may terminate his services at any time.

         From time to time in the past, the Company has asked Mr. Hardy to assist the President or other officers on special projects. Since 1997, Mr. Hardy has served in this capacity as a consultant on some occasions and as an employee on others. During fiscal year ended March 31, 1999, Mr. Hardy was employed by the Company from April 1998 to January 1999. He was paid a total salary of $100,000 during fiscal year 1999.

STOCK OPTION AND INCENTIVE PLAN

         The stockholders and the Board of Directors of the Company have adopted a Stock Option and Incentive Plan as set forth in Exhibit 6(a) (the "Stock Option Plan"). Under the terms of the proposed Stock Option Plan, stock options covering shares representing an aggregate of up to 2,000,000 shares of Common Stock may be granted to directors, officers and employees of the Company or its subsidiaries under the Stock Option Plan. The shares covered by the Stock Option Plan if granted and exercised would equal approximately 10% of the issued and outstanding shares of the Company.

         Options granted under the Stock Option Plan may be either options that qualify under the Internal Revenue Code as "incentive stock options" (options that afford preferable tax treatment to recipients upon compliance with certain restrictions and that do not normally result in tax deductions to the employer) or options that do not so qualify. The exercise price of stock options granted under the Stock Option Plan is required to be at least equal to the fair market value per share of the stock on the date of grant. All grants are made in consideration of past and future services rendered to the Company, and in an amount deemed necessary to encourage the continued retention of the officers and directors who are considered necessary for the continued success of the Company.

         The proposed Stock Option Plan provides for the grant of stock appreciation rights ("SAR's") at any time, whether or not the participant then holds stock options, granting the right to receive the excess of the market value of the shares represented by the SAR's on the date exercised over the exercise price. SAR's generally will be subject to the same terms and conditions and exercisable to the same extent as stock options.

         Limited SAR's may be granted at the time of, and must be related to, the grant of a stock option or SAR. The exercise of one will reduce to that extent the number of shares represented by the other. Limited SAR's will be exercisable only for the 45 days following the expiration of the tender or exchange offer, during which period the related stock option or SAR will be exercisable. However, no SAR or Limited SAR will be exercisable by a 10% beneficial owner, director or senior officer within six months of the date of its grant. The Company has no present intention to grant any SAR's or Limited SAR's.

         The proposed Stock Option Plan will be administered by a Stock Plan Committee of the Company which will consist of at least two disinterested directors. The Stock Plan Committee will select the recipients and terms of awards made pursuant to the Stock Option Plan.

         The Committee currently intends to grant options in the amount of 5,000 shares to each employee of AFC (13 persons). In addition, under the terms of the Stock Option Plan, each non-employee director of the Company at the time of stockholder ratification of the Stock Option Plan will be granted an option to purchase 5,000 shares of Common Stock (3 persons). The remaining balance of the available awards is unallocated and reserved for future use. All options will expire 10 years after the date such option was granted, provided that options to persons who hold more than 10% of the outstanding stock will expire in five years. All proposed option grants to officers are subject to modification by the Stock Plan Committee based upon its performance evaluation of the option recipients at the time of stockholder ratification of the Stock Option Plan.

         The Stock Option Plan will be funded either with shares purchased in the open market or with authorized but unissued shares of Common Stock. The use of authorized but unissued shares to fund the Stock Option Plan could dilute the holdings of stockholders who own Common Stock in the Company.

         Under SEC regulations, so long as certain criteria are met, an optionee may be able to exercise the option at the Purchase Price and immediately sell the underlying shares at the then-current market price without incurring short-swing profit liability. This ability to exercise and immediately resell, which under the SEC regulations applies to stock option plans in general, allows the optionee to realize the benefit of an increase in the market price for the stock without the market risk which would be associated with a required holding period for the stock after payment of the exercise price. Under SEC regulations, the short-swing liability period now runs for six months before and after the option grant.

                              PLAN OF DISTRIBUTION

OFFERING OF DEBENTURES

         Debentures in the amount of $10,000,000 will be offered for sale, subject to certain restrictions described below, through an offering to the general public. The price at which the Debentures are sold in the offering will be at par.

         The offering will expire at 4:00 p.m. Austin, Texas time, on _____________, 1999 (the "Expiration Date") unless extended by the Company. The offering may be extended by the Company until ______________, 2000. If the offering is extended beyond ____________, 1999, all subscribers will be permitted to modify or cancel their subscriptions and to have their subscription funds returned promptly with interest. In the event of such an extension, all subscribers will be notified in writing of the time period within which the subscriber must notify the Company of his intention to maintain, modify or rescind his subscription. In the event the subscriber does not respond in any manner to the Company's notice, the funds will be refunded to the subscriber with interest and/or the subscriber's withdrawal authorizations will be terminated. The Company may terminate or withdraw the offering prior to the Expiration Date. The Company reserves the right to withdraw the offer of Debentures and close the offering prior to _____________, 1999 upon the sale of all of the Debentures. In the event that the offering is not effected, all funds submitted and not previously refunded pursuant to the offering will be promptly refunded to subscribers with interest, and all withdrawal authorizations will be terminated. In the event of an oversubscription, the Debentures will be allocated first pro rata among the subscribers in the offering based on the amount of their subscriptions. The opportunity to subscribe for Debentures in the offering is subject to the right of the Company, in its sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date.

         The minimum purchase is $5,000. Pursuant to the terms of this offering, no person (which includes a natural person, company or other entity) or group of persons acting together for the purpose of acquiring, holding or disposing of the Debentures, may purchase more than $1,000,000 of the shares being offered hereby if such person would be deemed the beneficial owner of such Debentures within the meaning of Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934.

         Choice will be available to answer questions about the offering and may also hold informational meetings with interested persons where licensed executive officers and directors of the Company may participate. Such officers and directors will not be permitted to make statements about the Company unless such information is also set forth in the Prospectus, nor will they render investment advice. All purchasers of the shares offered hereby will be instructed to send payment directly to Choice, where such funds will be delivered to a special escrow account with Compass Bank, N.A. ("Compass") and not released until the Debentures are sold or the offering is terminated.

         Depending upon market and financial conditions, the Board of Directors of the Company, without approval of the subscribers, may increase or decrease any of the above purchase limitations at any time. Factors the Company may consider in increasing or decreasing the purchase limitations include, among other things, (i) changes in market conditions, (ii) an oversubscription of shares or (iii) the failure to sell a minimum number of shares. Subscribers will be notified by mail in the event of an increase in the purchase limitations. In the event of a decrease in the purchase limitations, subscribers will be notified, to the extent their orders are affected at the time they receive final confirmation of their orders.

         Debentures purchased in the offering will be freely transferable except as described below. In addition, under National Association of Securities Dealers, Inc. ("NASD") guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with this offering and to certain reporting requirements upon purchase of such securities.

         The Debentures received in the offering by persons who are not "affiliates" of the Company may be resold without registration. Debentures received by affiliates of the Company (primarily the directors, officers and principal shareholders of the Company) will be subject to the resale restrictions of Rule 144 under the Act, which are discussed below. Rule 144 generally requires that there be publicly available certain information concerning the Company, and that sales thereunder be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of Debentures which does not exceed the greater of (i) 1% of the number of outstanding Debentures of the Company or (ii) if the Debentures are admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association the average weekly reported volume of trading during the four weeks preceding the sale.

         The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Choice and the Board desires to offer the Debentures.

MARKETING AND UNDERWRITING ARRANGEMENTS

         The Company has retained Choice, which is a broker-dealer registered with the SEC and a member of the NASD, to consult with and advise the Company and to assist in the distribution of Debentures in the offering on a best efforts basis. Choice will have no obligation to take or purchase any Debentures. Choice will assist the Company in the offering as follows: (1) in conducting informational meetings for subscribers and other potential purchasers; (2) in keeping records of all subscriptions; and (3) in training and educating the Company's employees regarding the mechanics and regulatory requirements of the offering process. For its services, Choice will receive a financial advisory fee of $50,000 and a sales fee equal to 5.0% of the aggregate Purchase Price of the Debentures sold in the offering by Choice. Depending upon market conditions, the Debentures may be offered for sale in the offering on a best efforts basis by a selling group of selected broker dealers agreed upon by Choice and the Company. In addition, the Company will reimburse Choice for all reasonable out-of-pocket expenses (including expenses related to attorneys' fees and expenses) not to exceed $22,500.

         Choice was formed in 1983 as a registered securities broker-dealer. Since that time, Choice has served its customers as broker-dealers but has not acted as an underwriter in any public offerings. Although Choice's principals have extensive experience in the securities industry, there can be no assurance that Choice's limited operating history will not have an adverse effect on the offering or the market for the Company's securities.

         The Company has agreed to indemnify Choice against certain liabilities, including liabilities under the Securities Act, and to contribute to payments Choice may be required to make in respect thereof. It is the opinion of the Securities and Exchange Commission that such indemnification is contrary to public policy and unenforceable.

         The foregoing does not purport to be complete statements of the terms and conditions of the Marketing Agreement and related documents, copies of which are on file at the offices of Choice, the Company and the Securities and Exchange Commission, forms of which have been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

         In addition, directors and executive officers of the Company may participate in the solicitation of offers to purchase Debentures. Other employees of the Company may participate in the offering in administrative capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in the Prospectus or other offering document. Other questions of prospective purchasers will be directed to registered representatives of Choice. Company employees have been instructed not to solicit offers to purchase Debentures or provide advice regarding the purchase of Debentures. Sales of Debentures will be made from the Sales Center. Until final approval of the appropriate Texas dealer registrations are obtained, officers, directors and employees of the Company will not be allowed to participate in the sale of the Debentures. Assuming such registrations are received, the Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Debentures will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Debentures under federal law. No officer, director or employee of the Company will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Debentures.

DEBENTURE PRICING

         Prior to this offering, there has been no public market for the Company's Debentures and therefore no public market price. The public offering price of par for the Debentures has been determined by negotiation between the Company and Choice. Among the factors considered in determining the public offering price were the earnings and certain other financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general and the price-earning ratios, price-book value ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The Company and Choice also considered the Company's desire to (i) conduct the offering in a manner to achieve the widest distribution of the Debentures, and (ii) promote liquidity in the Debentures subsequent to the offering.

METHOD OF PAYMENT FOR SUBSCRIPTIONS

         Subscribers must, before the appropriate expiration date (or such extensions thereof), return an original order form to the Company, properly completed, together with cash, checks or money orders in an amount equal to the purchase price. Subscriptions which are returned by mail must be received by the Company by the Expiration Date. All funds will be placed in an Escrow Account with Compass and will earn interest from the date of receipt until completion or termination of the offering. Compass may invest the escrow funds in short-term Government securities or money market investments. Subscriptions received by the Company may not be modified, withdrawn or canceled by the subscriber without the consent of the Company and, if accepted by the Company, are final unless the offering is extended as described above. Subscriptions which are not received by the appropriate expiration date or are not in compliance with the stock order form instructions may be deemed void by the Company. The Company has the right to extend the offering Expiration Date or to waive or permit correction of incomplete or improperly executed order forms, but does not represent that it will do so. If $10,000,000 of the Debentures have not been sold by the termination of this offering, all funds received from subscribers will be promptly refunded, with interest.

         In addition to the foregoing, if a selected dealer arrangement is utilized, a purchaser may pay for his Debentures with funds held by or deposited with a selected dealer. If a stock order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to promptly forward the order form and funds to Choice for deposit in the Escrow Account on or before noon, Austin, Texas time on the business day following receipt of the stock order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. With the exception of "non-customer carrying broker-dealers," the selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the fifth business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon, Austin, Texas time, on the next business day following the debit date will promptly send stock order forms and funds to the Company for deposit in the Escrow Account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with selected dealers until the debit date. In the case of a non-customer carrying broker-dealer, checks will be made payable to the Company and promptly transmitted to the Company by the broker-dealer by noon of the day after receipt of the check.

RISK OF DELAYED OFFERING

         In the event that all shares of the Debentures are not sold in the offering, the Company may extend the offering until __________, 2000. Until the termination of the offering, the subscription funds will be invested by Compass as Escrow Agent in short-term U.S. Government securities and money market investments. The actual rate of interest on these investments is not known because they fluctuate as often as daily. The interest that such subscription funds may earn, while in escrow, may be lower than those otherwise available to subscribers.

         A material delay in the completion of the sale of all Debentures in the offering may result in a significant increase in the costs of completing the offering. Significant changes in the Company's operations and financial condition, the aggregate market value of the Debentures to be issued in the offering and general market conditions may occur during such material delay. In the event the offering is not consummated before _____________, 2000, the Company would charge accrued offering costs to then current period operations.

PRICE STABILIZATION

         Certain persons participating in the offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the debentures and the common stock, including overallotment, entering stabilization bids, effecting syndicate covering transactions and imposing penalty bids.

         In connection with this offering, certain underwriters may engage in passive market making transactions in the debentures and the common stock in accordance with rule 103 of Regulation M.

                                  LEGAL MATTERS

         The validity of the issuance of the Debentures offered hereby will be passed upon for the Company by the firm of Selman & Munson, P.C., 111 Congress Avenue, Austin, Texas 78701. Certain legal matters regarding the offering will be passed upon for Choice by Jack W. Ledbetter & Associates, P.C., 3563 Far West Boulevard, Suite 107, Austin, Texas 78731.

                                     EXPERTS

         The financial statements of the Company included in this Prospectus have been audited by Sprouse & Winn, L.L.P., independent accountants, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                           HOW TO GET MORE INFORMATION

         The Company has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits. For further information about the Company and the Common Stock offered, see the registration statement and the exhibits thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by that reference. A copy of the registration statement and the exhibits may be inspected without charge at the Commission's offices at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Room of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site ( that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and it will file periodic reports, proxy statements and other information with the Commission. The Company intends to furnish the holders of the Debentures and its stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information, pursuant to the Securities Exchange Act of 1934.

         No dealer, salesman or any other person has been authorized to give any information which is not contained in this Prospectus or to make any representation in connection with this offering other than those which are contained in the Prospectus, and if given or made, such information or representation must be relied upon as having been authorized by the Company.

         This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities which are offered hereby to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implications that there has been no change in the affairs of the Company or the facts which are herein set forth since the date hereof.

                         AUSTIN FUNDING.COM CORPORATION
                          INDEX TO FINANCIAL STATEMENTS

         The following financial statements of the Company are included herein:

         Austin Asset Management Corporation

                  Independent Auditors' Report                                     F-1

                  Consolidated Balance Sheets                                      F-2

                  Consolidated Statements of Income                                F-3

                  Consolidated Statements of Stockholders' Equity                  F-4

                  Consolidated Statements of Cash Flows                            F-5

                  Notes to Consolidated Financial Statements               F-6 to F-13

                         AUSTIN FUNDING.COM CORPORATION
                             (FORMERLY AUSTIN ASSET
                            MANAGEMENT CORPORATION)
                        AND ITS WHOLLY-OWNED SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                   AS OF JUNE 30, 1999 AND 1998 (UNAUDITED),
                            MARCH 31, 1999 AND 1998

                         AUSTIN FUNDING.COM CORPORATION
                 (FORMERLY AUSTIN ASSET MANAGEMENT CORPORATION)
                        AND ITS WHOLLY-OWNED SUBSIDIARY

                                 AUSTIN, TEXAS



                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
INDEPENDENT AUDITORS' REPORT                                               F-1

FINANCIAL STATEMENTS

  Consolidated Balance Sheets                                              F-2

  Consolidated Statements of Income                                        F-3

  Consolidated Statements of Stockholders' Equity                          F-4

  Consolidated Statements of Cash Flows                                    F-5

  Notes to Consolidated Financial Statements                       F-6 to F-13

Austin Funding.com Corporation
  (formerly Austin Asset Management Corporation)
  And Its Wholly-Owned Subsidiary
Austin, Texas



                          INDEPENDENT AUDITORS' REPORT


We have audited the accompanying consolidated balance sheets of Austin Funding.com Corporation (formerly Austin Asset Management Corporation) (AFCC) and its wholly-owned subsidiary as of March 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended March 31, 1999 and the period from inception, April 4, 1997, to March 31, 1998. The consolidated financial statements are the responsibility of AFCC's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Austin Funding.com Corporation (formerly Austin Asset Management Corporation) and its wholly-owned subsidiary as of March 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended March 31, 1999 and the initial period ended March 31, 1998 in conformity with generally accepted accounting principles.





June 22, 1999

SPROUSE & WINN, L.L.P.
AUSTIN, TEXAS

                         AUSTIN FUNDING.COM CORPORATION
                 (FORMERLY AUSTIN ASSET MANAGEMENT CORPORATION)
                        AND ITS WHOLLY-OWNED SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

       AS OF JUNE 30, 1999 AND 1998 (UNAUDITED), MARCH 31, 1999 AND 1998


                                                                    UNAUDITED
                                                                      JUNE 30,                    MARCH 31,
                                                             --------------------------    --------------------------
                                                                1999           1998           1999           1998
                                                             -----------    -----------    -----------    -----------
                           ASSETS
CURRENT ASSETS
  Cash                                                       $    58,909    $    36,996    $     4,245    $   115,482
  Accounts receivable                                                -0-            -0-            -0-      1,611,768
  Inventory (Notes 2 and 5)                                    3,860,365      1,953,471      1,852,937      1,288,416
                                                             -----------    -----------    -----------    -----------
      Total Current Assets                                     3,919,274      1,990,467      1,857,182      3,015,666
                                                             -----------    -----------    -----------    -----------

OTHER RECEIVABLES
  Stockholder receivable (Note 5)                                 36,560         39,360         48,760         36,560
  Other receivables (Note 5)                                        (776)       143,073         28,830            -0-
  Notes receivable                                               500,000         11,952         11,866         11,952
                                                             -----------    -----------    -----------    -----------
      Total Other Receivables                                    535,784        194,385         89,456         48,512
                                                             -----------    -----------    -----------    -----------

PROPERTY AND EQUIPMENT
  Furniture and equipment                                         45,802         19,014         45,802         17,080
  Accumulated depreciation                                       (11,535)        (1,700)       (11,535)        (1,700)
                                                             -----------    -----------    -----------    -----------
     Net Property and Equipment                                   34,267         17,314         34,267         15,380
                                                             -----------    -----------    -----------    -----------

DEPOSITS                                                         205,356          3,217          5,669          2,107
                                                             -----------    -----------    -----------    -----------

INVESTMENT IN LIMITED PARTNERSHIP (Note 6)                       509,452            -0-        484,968            -0-
                                                             -----------    -----------    -----------    -----------

TOTAL ASSETS                                                 $ 5,204,133    $ 2,205,383    $ 2,471,542    $ 3,081,665
                                                             ===========    ===========    ===========    ===========

            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued liabilities                   $   141,522    $       -0-    $   115,962    $    58,468
  Deferred income                                                 60,918         30,678         73,476         25,677
  Income taxes payable                                               -0-            -0-            -0-         40,966
  Other liabilities                                                  -0-            -0-             20            133
  Current maturities of long-term debt (Note 3)                  109,516            -0-          9,226            -0-
  Lines of credit and mortgage purchase agreement (Note 2)     3,355,446      1,953,205      1,823,312      2,790,232
  Deferred income taxes (Note 7)                                     -0-            -0-            -0-            769
                                                             -----------    -----------    -----------    -----------
    Total Current Liabilities                                  3,667,402      1,983,883      2,021,996      2,916,245

LONG-TERM DEBT, net of current maturities (Note 3)                14,672            -0-         17,162            -0-

DEFERRED INCOME TAXES LESS CURRENT PORTION
  (Note 7)                                                           -0-            -0-            -0-          3,076
                                                             -----------    -----------    -----------    -----------
      Total Liabilities                                        3,682,074      1,983,883      2,039,158      2,919,321

STOCKHOLDERS' EQUITY                                           1,522,059        221,500        432,384        162,344
                                                             -----------    -----------    -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 5,204,133    $ 2,205,383    $ 2,471,542    $ 3,081,665
                                                             ===========    ===========    ===========    ===========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                         AUSTIN FUNDING.COM CORPORATION
                 (FORMERLY AUSTIN ASSET MANAGEMENT CORPORATION)
                        AND ITS WHOLLY-OWNED SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

      FOR THE THREE-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED),
                         THE YEAR ENDED MARCH 31, 1999,
           AND THE PERIOD APRIL 4, 1997 (INCEPTION) TO MARCH 31, 1998


                                                      UNAUDITED
                                                       JUNE 30,                    MARCH 31,
                                               -------------------------    --------------------------
                                                 1999           1998           1999           1998
                                               ----------    -----------    -----------    -----------
SALES                                          $ 3,917,526  $  5,940,313   $ 20,548,383   $ 10,345,625

COST OF SALES                                    3,749,270     5,578,754     19,432,063      9,753,230
                                               -----------  ------------   ------------   ------------

GROSS PROFIT                                       168,256       361,559      1,116,320        592,395
                                               -----------  ------------   ------------   ------------

SELLING AND ADMINISTRATIVE
  Salaries and wages                               140,666       207,370        866,275        260,883
  Office expense and supplies                        8,502        15,367         64,055         37,855
  Occupancy (Note 4)                                13,567         6,890         41,921         12,495
  Travel and entertainment                          30,221        16,323         90,041         11,509
  Telephone                                         14,894         8,913         71,914         26,263
  Depreciation                                         -0-           -0-          9,834          1,700
  Automobile expenses (Note 4)                       7,009         5,732         25,065          2,297
  Professional fees                                 47,250        15,822         70,700         29,466
  Insurance                                          8,269         7,823         34,115         14,586
  Equipment rental and maintenance (Note 4)          3,814         1,465         13,207          4,993
  Advertising and marketing                          4,632        13,842         33,310          5,576
  Telemarketing                                      4,135            58          3,635          8,693
  Other expenses                                    63,759        29,645         73,997         48,494
                                               -----------  ------------   ------------   ------------
     Total Selling and Administrative              346,718       329,250      1,398,069        464,810
                                               -----------  ------------   ------------   ------------

OPERATING INCOME (LOSS)                           (178,462)       32,309       (281,749)       127,585

GAIN ON SALE OF PROPERTY (Note 5)                      -0-           -0-            -0-         47,258

OTHER INCOME (EXPENSES)                             12,121         2,034         42,009          9,617
                                               -----------  ------------   ------------   ------------

INCOME, before income taxes                       (166,341)       34,343       (239,740)       184,460

INCOME TAX EXPENSE (BENEFIT)
  (Note 7)                                             -0-           -0-        (44,812)        47,116
                                               -----------  ------------   ------------   ------------

NET INCOME (LOSS)                              $  (166,341) $     34,343   $   (194,928)  $    137,344
                                               ===========  ============   ============   ============

EARNINGS (LOSS) PER SHARE                      $      (.04) $      17.17   $     (97.46)  $     235.63
                                               ===========  ============   ============   ============


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                         AUSTIN FUNDING.COM CORPORATION
                (FORMERLY AUSTIN ASSETS MANAGEMENT CORPORATION)
                        AND ITS WHOLLY-OWNED SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

          FOR THE THREE-MONTH PERIOD ENDED JUNE 30, 1999 (UNAUDITED),
                         THE YEAR ENDED MARCH 31, 1999,
           AND THE PERIOD APRIL 4, 1997 (INCEPTION) TO MARCH 31, 1998


                                    Preferred Stock             Common Stock*
                              ---------------------------  ------------------------
                                 Shares                       Shares                    Additional     Retained
                              (Issued and                  (Issued and                   Paid-In       Earnings
                              Outstanding)      Amount     Outstanding)      Amount      Capital       (Deficit)       Total
                              -----------    ------------  -----------    ------------ -----------   ------------   ------------
Balance at March 31,
  1997                                       $       -0-                  $      -0-   $       -0-   $       -0-    $       -0-
  Issued 2,000
    common shares                                    -0-          2,000           20        24,980           -0-         25,000
  Net income                                         -0-                         -0-           -0-       137,344        137,344
                                             -----------    -----------   ----------   -----------   -----------    -----------
Balance at March 31,
  1998                                               -0-          2,000           20        24,980       137,344        162,344
  Issued 500 preferred
    shares - April 1998             500                5                         -0-       484,963           -0-        484,968
  Dividend paid                                      -0-                         -0-           -0-       (20,000)       (20,000)
  Net income (loss)                                  -0-                         -0-           -0-      (194,928)      (194,928)
                            -----------      -----------    -----------   ----------   -----------   -----------    -----------
Balance at March 31,
  1999                              500                5          2,000           20       509,943       (77,584)       432,384
  Redeemed 500
    preferred shares -
    April 1999                     (500)              (5)                        -0-      (484,963)          -0-       (484,968)
  Issued 500 preferred
    shares - April 1999             500                5                          -0-      995,695           -0-        995,700
  Conversion of
    preferred stock to
    common stock                   (500)              (5)           500            5           -0-           -0-            -0-
  Issued 108,108
    common shares -
    June 1999                                                   108,108        1,081       744,203           -0-        745,284
  Net income (loss)                                  -0-                         -0-           -0-      (166,341)      (166,341)
  Distribution of shares                             -0-     21,333,333       21,333       (21,333)          -0-            -0-
  Elimination of
   intercompany
     accounts                       -0-              -0-       (110,608)      (1,106)        1,106           -0-            -0-
                            -----------      -----------    -----------   ----------   -----------   -----------    -----------
Balance at June 30,
  1999                              -0-      $       -0-    $21,333,333   $   21,333   $ 1,744,651   $  (243,925)   $ 1,522,059
                            ===========      ===========    ===========   ==========   ===========   ===========    ===========

*100,000,000 shares authorized, $0.001 par value as of June 30, 1999

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                         AUSTIN FUNDING.COM CORPORATION
                 (FORMERLY AUSTIN ASSET MANAGEMENT CORPORATION)
                        AND ITS WHOLLY-OWNED SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

      FOR THE THREE-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998 (UNAUDITED),
                         THE YEAR ENDED MARCH 31, 1999,
           AND THE PERIOD APRIL 4, 1997 (INCEPTION) TO MARCH 31, 1998


                                                                   UNAUDITED
                                                                    JUNE 30,                     MARCH 31,
                                                             ------------------------    --------------------------
                                                                1999          1998          1999           1998
                                                             ----------   -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                        $  (166,341)  $    34,343   $  (194,928)  $   137,344
  Adjustments to reconcile net income to net cash
    provided (used) by operating activities:
      Depreciation                                                 -0-           -0-         9,834         1,700
      (Increase) decrease in receivables                           -0-     1,611,768     1,611,768    (1,611,768)
      (Increase) decrease in inventories                    (1,771,596)     (665,055)     (564,435)   (1,288,416)
      (Increase) decrease in other receivables                  53,672      (145,873)      (41,010)      (48,512)
      (Increase) decrease in deposits                           (3,249)       (1,110)       (2,452)       (2,107)
      Increase (decrease) in accounts payable and accrued
        liabilities                                             25,560       (58,468)       57,383        58,468
      Increase (decrease) in deferred tax liabilities              -0-        (3,845)       (2,735)        3,845
      Increase (decrease) in federal income taxes payable          -0-         3,847       (43,187)       40,966
      Increase in deferred income and other liabilities         12,578         4,868        47,799        25,810
                                                           -----------   -----------   -----------   -----------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES            (1,849,376)      780,475       878,037    (2,682,670)
                                                           -----------   -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment                                            -0-        (1,934)      (28,722)      (17,080)
                                                           -----------   -----------   -----------   -----------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                   -0-        (1,934)      (28,722)      (17,080)
                                                           -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt                     100,000           -0-        30,218           -0-
  Net borrowings on line of credit                           1,806,240      (837,027)     (966,920)    2,790,232
  Principal payments on long-term debt                          (2,200)          -0-        (3,830)          -0-
  Proceeds from issuance of common stock                           -0-           -0-           -0-        25,000
  Dividends paid                                                   -0-       (20,000)      (20,000)          -0-
                                                           -----------   -----------   -----------   -----------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES             1,904,040      (857,027)     (960,532)    2,815,232
                                                           -----------   -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH                                 54,664       (78,486)     (111,217)      115,482
CASH, Beginning of Year or Period                                4,245       115,482       115,482           -0-
                                                           -----------   -----------   -----------   -----------
CASH, End of Year or Period                                $    58,909   $    36,996   $     4,265   $   115,482
                                                           ===========   ===========   ===========   ===========

TAXES PAID                                                 $       -0-   $     1,110   $     1,110   $     2,304
                                                           ===========   ===========   ===========   ===========

INTEREST PAID                                              $    55,080   $    72,656   $   414,573   $   153,141
                                                           ===========   ===========   ===========   ===========

NON-CASH FINANCING ACTIVITY:

o 500 shares of preferred stock were issued in exchange for a limited partnership interest in April 1998. These shares were subsequently redeemed back in exchange for the limited partnership interest in April 1999.

o 500 shares of preferred stock was issued in exchange for a $500,000 certificate of deposit and a $500,000 negotiable security in April 1999.

o All remaining shares of preferred stock (500 shares) were converted into 500 shares of common stock in June 1999.

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                         AUSTIN FUNDING.COM CORPORATION
                 (FORMERLY AUSTIN ASSET MANAGEMENT CORPORATION)
                        AND ITS WHOLLY-OWNED SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          JUNE 30, 1999 AND 1998 (UNAUDITED), MARCH 31, 1999 AND 1998


NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS

           Austin Funding.com Corporation (formerly Austin Asset Management Corporation) (AFCC) was incorporated in Nevada, on April 29, 1999, as a wholly owned subsidiary of Innovation International, Inc. (Innovation).

           On June 7, 1999, Innovation's Board of Directors authorized the pro-rata distribution to its shareholders of 1,600,000 shares of the $.001 par value common stock of AFCC as a dividend-in-kind. Effective with the June 14, 1999, notice to shareholders concerning that ("spin-off") distribution, and the acquisition described below, AFCC became separate from and was no long a subsidiary of Innovation.

           On June 14, 1999, pursuant to an Agreement dated May 26, 1999, AFCC acquired 100% of the capital stock of Austin Funding Corporation
           (AFC) from eleven individuals representing all of the holders of said stock. Effective with the completion of that acquisition, AFC became a wholly-owned subsidiary of AFCC.

           As of June 30, 1999, the capital stock of AFCC consists of 100,000,000 shares of common stock, par value of one tenth of a cent ($.001) per share, and 20,000,000 shares of preferred stock, par value of one tenth of a cent ($.001). Consideration in the acquisition of AFC included the issuance of 19,733,333 common shares to the former shareholders of AFC. In addition, the former shareholders of AFC may receive up to a total of 2,500,000 additional shares over the next five calendar years if certain targeted compound internal growth rates, as defined, are achieved.

           AFCC, through its subsidiary AFC, is engaged primarily in the business of buying and selling real estate mortgages to secondary markets. When loans are purchased they are categorized as inventory until they can be resold into the secondary market. Revenues are generally recognized when the closing sale is completed. Revenue includes loan amounts as well as various fees.

           Generally, neither AFCC or AFC retain any servicing rights on loans acquired for resale.

                         AUSTIN FUNDING.COM CORPORATION
                 (FORMERLY AUSTIN ASSET MANAGEMENT CORPORATION)
                        AND ITS WHOLLY-OWNED SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          JUNE 30, 1999 AND 1998 (UNAUDITED), MARCH 31, 1999 AND 1998


NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         BUSINESS ACQUISITION

           The acquisition of AFC has been accounted for under the purchase method in accordance with APB 16. The assets and liabilities of AFC were transferred at fair value which approximated book value at the date of acquisition.

         PRINCIPLES OF CONSOLIDATION

           The consolidated financial statements include the accounts of Austin Funding.com Corporation and its wholly owned subsidiary Austin Funding Corporation. Austin Funding.com Corporation was incorporated in Nevada on April 29, 1999 and acquired Austin Funding Corporation, as detailed above, on June 14, 1999. All significant intercompany accounts and transactions have been eliminated.

         ACCOUNTING BASIS

           AFCC prepares its financial statements on the accrual basis of accounting.

         BASIS OF PRESENTATION

           The accompanying balance sheets as of June 30, 1999 and 1998, and March 31, 1999 and 1998, and statements of income and cash flows for the three months ended June 30, 1999 and 1998, and the twelve months ended March 31, 1999, and from April 4, 1997(inception) to March 31, 1998, include the accounts of AFCC and AFC.

         ESTIMATES

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

         INVENTORY

           Inventory consists of real estate mortgages held for resale. Mortgages are accounted for under the specific identification method. They are recorded at the lower of cost or market.

                         AUSTIN FUNDING.COM CORPORATION
                 (FORMERLY AUSTIN ASSET MANAGEMENT CORPORATION)
                        AND ITS WHOLLY-OWNED SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          JUNE 30, 1999 AND 1998 (UNAUDITED), MARCH 31, 1999 AND 1998


NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         PROPERTY AND EQUIPMENT

           Property and equipment are stated at cost. Assets are depreciated using the straight-line method over their estimated useful lives which range from three to seven years.

           Maintenance and repairs are charged to operations as incurred, and betterments of existing assets are capitalized.

           AFCC accounts for long-lived assets as prescribed by the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. There has been no impairment recorded in the financial statements.

         INCOME TAXES

           AFCC is a corporation subject to federal and state income taxes. AFCC has elected to be taxed on a separate entity since its inception on April 29, 1999. AFCC and its wholly owned subsidiary intend to file a consolidated tax return for 1999.

           AFCC accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

         CONCENTRATION OF CREDIT RISK

           Accounts receivable potentially expose AFCC to concentrations of credit risk as defined by Statement of Financial Accounting Standard No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk.

           AFCC purchases mortgages in the normal course of business from customers located throughout the United States.

                         AUSTIN FUNDING.COM CORPORATION
                 (FORMERLY AUSTIN ASSET MANAGEMENT CORPORATION)
                        AND ITS WHOLLY-OWNED SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          JUNE 30, 1999 AND 1998 (UNAUDITED), MARCH 31, 1999 AND 1998


NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


         PREFERRED STOCK - Subsidiary AFC

           The preferred stock of AFC is redeemable at the option of the stockholders or AFC at any time. AFC must redeem the stock five years after the date of issuance, or upon notification from a stockholder that AFC has materially breached the stock purchase agreement.

         ADVERTISING

           Advertising costs are expensed when incurred.

         INTERIM FINANCIAL STATEMENTS

           The results of operations for the three months ended June 30, 1999 and 1998, are not necessarily indicative of the results to be expected for the full fiscal year. All information as of and for the three months ended is unaudited, but, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the combined financial position, results of operations and cash flows of AFCC.

         RECLASSIFICATION

           Certain amounts in March 31, 1998, have been reclassified to be consistent with the financial statement presentation in March 31, 1999.

                         AUSTIN FUNDING.COM CORPORATION
                 (FORMERLY AUSTIN ASSET MANAGEMENT CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          JUNE 30, 1999 AND 1998 (UNAUDITED), MARCH 31, 1999 AND 1998


NOTE 2:  LINES OF CREDIT AND MORTGAGE PURCHASE AGREEMENT

                                                                                          MARCH 31,
                                                                                --------------------------
                                                                                   1999           1998
                                                                                ----------     -----------
                 AFCC had a $3,000,000 line of credit with a financial
                 institution which was terminated in February 1999. The line of credit is due on demand. Proceeds from sales of loans are made directly to the line of credit to the extent of original cost, plus interest at prime rate plus two percent through maturity date, and prime rate plus three percent after maturity date.
                 The debt is secured by the mortgage inventory and all assets of AFCC. The debt is additionally secured by personal
                 guarantees of the stockholders and an affiliate of AFCC, as well as $250,000 in collateral pledged by the affiliate. The
                 available line of credit at March 31, 1999 is $-0-.            $1,388,550      $2,790,232

                 AFCC has a $2,000,000 mortgage purchase agreement with a
                 financial institution. Each loan is individually accepted or rejected by the lender and the agreement has no expiration date. Proceeds from sales of loans are made directly to the mortgage purchase agreement, and interest is calculated at prime rate plus two percent through maturity date, and prime rate plus three percent after maturity date. The debt is
                 secured by the mortgage inventory.                                 24,866             -0-

                 AFCC has a $500,000 line of credit with a financial
                 institution. The line of credit expires on January 1, 2000.
                 Proceeds from sales of loans are made directly to the line of credit, and interest is calculated using a weighted-average of interest rates for loans held through maturity date, and the weighted-average plus 2 percent after maturity. The debt is secured by the mortgage inventory and is personally guaranteed
                 by the stockholders.                                              162,971             -0-

                 AFCC has a $250,000 line of credit with a financial
                 institution. The line of credit expires on June 9, 1999.
                 Interest is calculated at 9.75%. The debt is personally
                 guaranteed by an employee of AFCC.                                246,925             -0-
                                                                                ----------     -----------
                                                                                $1,823,312     $ 2,790,232
                                                                                ==========     ===========

                         AUSTIN FUNDING.COM CORPORATION
                 (FORMERLY AUSTIN ASSET MANAGEMENT CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          JUNE 30, 1999 AND 1998 (UNAUDITED), MARCH 31, 1999 AND 1998


NOTE 3:    LONG-TERM DEBT

           AFCC has a note payable with an individual. The original amount of the note was $36,000 and was dated October 5, 1998. Payments of $1,000 are due in monthly installments which include interest at 12.5% beginning November 1, 1998 and continuing until November 1, 2001, when the balance is due. The note is secured by the assets of AFCC.

                                         MARCH 31, 1999
                                        ----------------
       Current                             $ 9,226
       Long-term                            17,162
                                           -------
                      Total                $26,388
                                           =======

           Future commitments on long-term debt are:

     Year Ended March 31,
     --------------------
            2000                                 $ 9,226
            2001                                  10,444
            2002                                   6,718
                                                 -------
               Total                             $26,388
                                                 =======

NOTE 4:    LEASES

           AFCC leases office space, vehicles and certain office equipment under operating leases which terminate at various dates. The lease for office space is personally guaranteed by both stockholders and a former employee of AFCC. In addition, the Vice-President of AFCC has personally guaranteed a lease for a vehicle. Rentals paid under these leases were approximately $80,192 and $19,784 for March 31, 1999 and 1998, respectively. Future commitments on these leases are:

     Year Ended March 31,
     --------------------
            2000                                $ 67,681
            2001                                  66,541
            2002                                   5,507
                                                --------
               Total                            $139,729
                                                ========

                         AUSTIN FUNDING.COM CORPORATION
                 (FORMERLY AUSTIN ASSET MANAGEMENT CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          JUNE 30, 1999 AND 1998 (UNAUDITED), MARCH 31, 1999 AND 1998


NOTE 5:    RELATED PARTY TRANSACTIONS

           Included in stockholder receivable at March 31, 1999 and 1998, are advances of $48,760 and $36,560 made to a stockholder.

           Included in other receivables at March 31, 1999, is an amount of $28,830 due from a separate corporation owned by the stockholders of AFCC.

           Included in inventory is a loan of $79,721 to a sister of an officer of AFC.

           During the period ended March 31, 1998, AFCC purchased a property from a relative of a stockholder for approximately $89,000. The property was subsequently sold to an unrelated third party resulting in a net gain of $47,258.

           During the period ended March 31, 1998, an employee of AFCC personally funded outstanding loans of approximately $267,400. Upon the sale of loans, these amounts were included in revenue and cost of sales of AFCC. The employee was reimbursed for the amount funded plus interest for the period from which loans were funded through the date of sale. Amounts paid to the employee were not materially different from amounts funded.

NOTE 6:    INVESTMENT IN LIMITED PARTNERSHIP

           AFCC received a 98% limited partnership interest in exchange for 500 shares of preferred stock. The investment is accounted for using the equity method. Partnership income is first allocated based on the aggregate of net loss that has been allocated, and then based on partnership interest percentages; partnership losses are allocated 50 percent to limited partners and 50 percent to general partners.

NOTE 7:    INCOME TAXES

           The income tax provision shown in the statements of operations is comprised of the following:

                                            MARCH 31,
                                  ---------------------------
                                    1999               1998
                                  --------            -------
Current                           $    -0-            $43,271
Deferred                           (44,812)             3,845
                                  --------            -------
    Total taxes                   $(44,812)           $47,116
                                  ========            =======

                         AUSTIN FUNDING.COM CORPORATION
                 (FORMERLY AUSTIN ASSET MANAGEMENT CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          JUNE 30, 1999 AND 1998 (UNAUDITED), MARCH 31, 1999 AND 1998


NOTE 7:    INCOME TAXES (CONTINUED)

           Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. These temporary differences are determined in accordance with SFAS No. 109 and are more inclusive in nature than "timing differences" as determined under previously applicable accounting principles.

           The net deferred tax liability as of March 31, 1998 relates to the following temporary differences:

Depreciation                                                     $15,380
                                                                 -------
   Net temporary differences                                     $15,380
                                                                 =======

Calculated tax liability from temporary
differences at statutory rates                                   $ 3,845
                                                                 =======

Current portion                                                  $   769
Long-term portion                                                  3,076
                                                                 -------
    Total deferred taxes                                         $ 3,845
                                                                 =======

United States Federal                                            $ 3,845
                                                                 -------
    Total deferred taxes                                         $ 3,845
                                                                 =======

NOTE 8:    SUBSEQUENT EVENTS

           During April 1999, AFC issued 500 shares of its preferred stock in exchange for a $500,000 certificate of deposit and a $500,000 negotiable security assigned to AFCC by the shareholder.

           During April 1999, AFC redeemed 500 shares of its preferred stock, releasing the shareholder from a collateral agreement for a line of credit.

           During June 1999, preferred stock shareholders converted all preferred stock to common stock.

           During May 1999, AFC made three mortgage loans to a stockholder in the amount of $266,500.

         WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT ALLQUEST.COM EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

         This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

         -        except the common stock offered by this prospectus;

         - in any jurisdiction in which the offer or solicitation is not authorized.

         - in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitations;

         - to any person to whom it is unlawful to make the offer or solicitation; or

         - to any person who is not a United States resident or who is outside the jurisdiction of the United States.

         The delivery of this prospectus or any accompanying sale does not imply that:

         - there have been no changes in the affairs of Austin Funding.com after the date of this prospectus; or

         - the information contained in this prospectus is correct after the date of this prospectus.

         UNTIL _________________, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS AS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR SOLD ALLOTMENTS OR SUBSCRIPTIONS.

                 $10,000,000 8% SUBORDINATED DEBENTURES DUE 2015

                         AUSTIN FUNDING.COM CORPORATION

                                ----------------
                                   PROSPECTUS
                                ----------------

                            CHOICE INVESTMENTS, INC.

                               ____________, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

           The Articles of the Company waive the personal liability of a director or officer for damages for breach of fiduciary duty except for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Section 78.300 of the NGCL, which concerns the unlawful payment of distributions to stockholders.

         While the Articles provide directors and officers with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, the Articles will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's or officer's breach of his or her duty of care.

         The Bylaws provide for indemnification of the directors and officers of the Company to the fullest extent permitted by applicable state law, as then in effect. The indemnification rights conferred by the Bylaws are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Company plans to purchase liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers. The SEC has taken the position that the provisions discussed in this section do not eliminate the monetary liability of directors or officers under the Federal securities laws.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions.

                  SEC registration fee                     $  3,330
                  NASD filing fee                             1,500
                  Accounting fees and expenses                5,000
                  Legal fees                                 60,000
                  Blue sky fees and expenses                 25,000
                  Marketing Agent's marketing fee            50,000
                  Marketing Agent's expenses including
                     counsel fees and expenses               20,000
                  Cost of printing and engraving             15,000
                  Escrow Agent and Trustee Fees              10,000
                  Transfer Agent Fees                         1,000
                  Miscellaneous                               5,000
                                                           --------
                           Total                           $195,830

Item 26. RECENT SALES OF UNREGISTERED SECURITIES

         On June 7, 1999, Innovation International authorized the Company to distribute 1,600,000 common shares of the Company to the shareholders of Innovation International as a dividend-in-kind and as a result of this distribution ("spin-off"), the Company became separate from and was no longer a subsidiary of Innovation International. Such shares were issued without registration because the shares were a spin-off transaction not involving a sale of the securities of the Company as described in SEC Staff Legal Bulletin No. 4, dated September 16, 1997.

         The Company entered into an agreement with the shareholders of AFC pursuant to which it became a subsidiary of the Company. The Company issued 19,733,333 common shares to the former shareholders of AFC in consideration for their AFC shares. In addition, the former shareholders of AFC (and not the former shareholders of Innovation International) may receive the rights of up to a total of 2,500,000 additional shares over the next five calendar years if certain targeted compound internal growth rates of the Company are achieved. Under the terms of the agreement with Innovation International, if the audited consolidated Pretax Income of AFC shall have reflected a 25% compound internal growth rate for three consecutive years, then AFC (or its successor the Company) shall issue and deliver an additional 2,500,000 shares of common stock to the former AFC shareholders on a pro rata basis.

         None of the securities discussed herein were registered under the Securities Act of 1933. AFC has issued shares of its common stock and preferred stock since its inception in 1997. The first such sale occurred when AFC was organized. It issued Terry G. Hartnett and Glenn A. LaPointe 1,000 shares each for cash contributions totaling $25,000. Such shares were issued without registration pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

         In 1998 AFC issued 500 shares of its Series A Preferred Stock to L.H. Hardy, Jr. for a 98% limited partnership interest in a limited partnership. In that same year, AFC issued 1,000 shares to Mr. Hardy for his help in arranging for a loan for AFC. The 500 shares of Series A Preferred Stock and the 1,000 shares of Common Stock conveyed to Hardy have been repurchased by AFC and such shares have been canceled. Such shares were issued without registration pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. In April 1999, AFC issued 500 shares of its Class B Preferred Stock in exchange for a $500,000 certificate of deposit and the assignment of a $500,000 note receivable from Bradley J. Farley and Glenn G. Farley. See "Certain Relationships and Related Transactions." In May 1999 the Farleys converted their 500 shares of Class B Preferred Stock to 324,324 shares of Common Stock of AFC, which was then exchanged for 6,783,872 of the Company Common Stock. In June 1999 AFC issued 78,549 of its shares (approximately 1,643,006 Company shares after the exchange) to a group of six employees for services rendered. Such shares were issued without registration pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

         On September 30, 1999, Mr. Bradley G. Farley purchased 1,500,000 shares of the Company's 1999 Series A Preferred Stock in exchange for approximately $1,433,000 in advances that he has made to the Company. The Preferred Stock sold to Farley pays no dividend, nor has any conversion or voting rights. The Company may redeem the 1999 Series A Preferred Stock for $1.00 per share upon giving Farley ten days advance notice. Such shares were issued without registration pursuant to an exemption from registration under Regulation D of the Securities Act of 1933.

         In each of the above transactions, no general advertising or solicitation was utilized in connection with any such sale. Investors were offered access to the Company's books and records and the opportunity to meet with officers of the Company.

Item 27. EXHIBITS

         The following exhibits were previously filed or are either filed herewith or incorporated by reference to documents filed herewith as indicated below:

EXHIBITS    DESCRIPTION

  1         Form of Marketing Agreement between Choice Investments, Inc. and the
            Company

  2.1 Reorganization Plan and Agreement dated May 26, 1999 by and among Innovation International, Inc., the Company and Austin Funding Corporation.*

  2.2       Amendment to Reorganization Plan and Agreement dated June 12, 1999.*

  3.1 Certificate of Amended and Restated Articles of Incorporation of the Company*

  3.2       Bylaws of the Company*

  3.3 Certificate of Designation, Preferences, Rights and Limitations of 1999 Series A Preferred Stock of Austin Funding.com Corporation*

  4.1 Form of Indenture between the Company and Norwest Bank Texas, N.A. as Trustee, with respect to the 8% Subordinated Debentures

  4.2       Specimen Subordinated Debenture

  4.3       Pledge Agreement between the Company and Trustee

  5 Opinion of Selman & Munson, P.C., regarding the validity of issuance of the Subordinated Debentures

  10.1      1999 Stock Option and Incentive Plan of the Company*

  10.2 Employment Agreement as of July 19, 1999 between the Company and Glenn A. LaPointe*

  10.3 Consulting Agreement between Subsidiary and Bradley J. Farley dated April 14, 1999*

  10.4 Whole Loan Purchase Agreement between Subsidiary and EquiCredit Corporation of America dated March 17, 1998*

  10.5 Master Agreement for Sale and Purchase of Mortgages between Contimortgage Corporation and Subsidiary*

  10.6 Bulk Continuing Loan Purchase Agreement between Household Financial Services, Inc. and Subsidiary dated June 28, 1999*

  10.7 Mortgage Loan Purchase and Sale Agreement between Life Bank and Subsidiary dated February 22, 1999*

  10.8 Seller Agreement between Impac Funding Corporation and Subsidiary dated April 7, 1999*

  10.9 Commercial Loan and Servicing Agreement between First National of North America, LLC and Subsidiary dated December 22, 1998*

  10.10 Mortgages Purchase Agreement between Residential Mortgage Services of Texas, Inc. and Subsidiary dated October 14, 1998*

  10.11 Loan and Security Agreement between Capital First Mortgage Corporation and Pioneer Commercial Funding Corp. dated June 2, 1997*

  10.12 Lease Agreement between 823 Congress Ltd. and Capital First Mortgage Corporation dated April, 1997*

  10.13     First Amendment to Lease Agreement dated September 1, 1998*

  10.14 Mortgages Purchase Agreement between Residential Mortgage Services of Texas, Inc. and Subsidiary dated June 11, 1999*

  10.15 Master Repurchase Agreement between Impac Warehouse Lending Group and Austin Funding Corporation dated June 22, 1999*

  10.16     Stock Exchange Agreement between Bradley J. Farley and the Company*

  10.17     Subscription Escrow Agreement between the Company and Compass Bank,
            N.A.

  11        Statement regarding computation of earnings to fixed charges

  15 Sprouse & Winn, L.L.P.'s letter regarding the Company's unaudited interim financial statement

  21        Subsidiaries of the Company

  23.1      Consent of Accountants

  23.2      Consent of Selman & Munson, P.C.

  25        Statement of eligibility of Trustee (to be filed by amendment)

  27        Financial Data Schedule*

  99        Additional Exhibits

----------

* Filed as part of the Registration Statement on Form 10-SB filed by the Company as amended (File No. 000-26815), and incorporated herein by reference.

Item 28. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to the Registration Statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a

20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) It will provide to Choice at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by Choice to permit prompt delivery to each purchaser.

                                   SIGNATURES

         IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF AUSTIN, STATE OF TEXAS, ON NOVEMBER 12, 1999.


                                  AUSTIN FUNDING.COM CORPORATION



                                  By: /s/ GLENN A. LAPOINTE
                                      ------------------------------------------
                                      Glenn A. LaPointe, President



                                   By: /s/ TERRY G. HARTNETT
                                      ------------------------------------------
                                      Terry G. Hartnett, Chief Financial Officer

                               POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Glenn A. LaPointe as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature                    Title                                          Date
---------                    -----                                          ----
                             President, Chairman of the Board, Executive
                             Officer and Director (Principal Executive
/s/ GLENN A. LAPOINTE        Officer)                                      11/12/99
---------------------------                                                --------
Glenn A. LaPointe


/s/ TERRY G. HARTNETT        Chief Financial Officer and Director          11/12/99
---------------------------                                                --------
Terry G. Hartnett


/s/ BRADLEY J. FARLEY        Director                                      11/12/99
---------------------------                                                --------
Bradley J. Farley


/s/ GLENN G. FARLEY          Director                                      11/12/99
---------------------------                                                --------
Glenn G. Farley


/s/ L. H. HARDY, JR.         Director                                      11/12/99
---------------------------                                                --------
L. H. Hardy, Jr.


/s/ SHANNON D. STEWART       Officer and Director                          11/12/99
---------------------------                                                --------
Shannon D. Stewart


/s/ KAREN R. HELLER          Officer and Director                          11/12/99
---------------------------                                                --------
Karen R. Heller


/s/ JENNIFER ANN V. BULLOCK  Officer and Director                          11/12/99
---------------------------                                                --------
Jennifer Ann V. Bullock

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER      DESCRIPTION
-------     -----------
  1         Form of Marketing Agreement between Choice Investments, Inc. and the
            Company

  2.1       Reorganization Plan and Agreement dated May 26, 1999 by and among
            Innovation International, Inc., the Company and Austin Funding
            Corporation.*

  2.2       Amendment to Reorganization Plan and Agreement dated June 12, 1999.*

  3.1       Certificate of Amended and Restated Articles of Incorporation of the
            Company*

  3.2       Bylaws of the Company*

  3.3       Certificate of Designation, Preferences, Rights and Limitations of
            1999 Series A Preferred Stock of Austin Funding.com Corporation*

  4.1       Form of Indenture between the Company and Norwest Bank Texas, N.A.
            as Trustee, with respect to the 8% Subordinated Debentures

  4.2       Specimen Subordinated Debenture

  4.3       Pledge Agreement between the Company and Trustee

  5 Opinion of Selman & Munson, P.C., regarding the validity of issuance of the Subordinated Debentures

  10.1      1999 Stock Option and Incentive Plan of the Company*

  10.2      Employment Agreement as of July 19, 1999 between the Company and
            Glenn A. LaPointe*

  10.3      Consulting Agreement between Subsidiary and Bradley J. Farley dated
            April 14, 1999*

  10.4      Whole Loan Purchase Agreement between Subsidiary and EquiCredit
            Corporation of America dated March 17, 1998*

  10.5      Master Agreement for Sale and Purchase of Mortgages between
            Contimortgage Corporation and Subsidiary*

  10.6      Bulk Continuing Loan Purchase Agreement between Household Financial
            Services, Inc. and Subsidiary dated June 28, 1999*

  10.7      Mortgage Loan Purchase and Sale Agreement between Life Bank and
            Subsidiary dated February 22, 1999*

  10.8 Seller Agreement between Impac Funding Corporation and Subsidiary dated April 7, 1999*

  10.9      Commercial Loan and Servicing Agreement between First National of
            North America, LLC and Subsidiary dated December 22, 1998*

  10.10 Mortgages Purchase Agreement between Residential Mortgage Services of Texas, Inc. and Subsidiary dated October 14, 1998*

  10.11     Loan and Security Agreement between Capital First Mortgage
            Corporation and Pioneer Commercial Funding Corp. dated June 2, 1997*

  10.12     Lease Agreement between 823 Congress Ltd. and Capital First Mortgage
            Corporation dated April, 1997*

  10.13     First Amendment to Lease Agreement dated September 1, 1998*

  10.14 Mortgages Purchase Agreement between Residential Mortgage Services of Texas, Inc. and Subsidiary dated June 11, 1999*

  10.15 Master Repurchase Agreement between Impac Warehouse Lending Group and Austin Funding Corporation dated June 22, 1999*

  10.16     Stock Exchange Agreement between Bradley J. Farley and the Company*

  10.17     Subscription Escrow Agreement between the Company and Compass Bank,
            N.A.

  11        Statement regarding computation of earnings to fixed charges

  15 Sprouse & Winn, L.L.P.'s letter regarding the Company's unaudited interim financial statement

  21        Subsidiaries of the Company

  23.1      Consent of Accountants

  23.2      Consent of Selman & Munson, P.C.

  25        Statement of eligibility of Trustee (to be filed by amendment)

  27        Financial Data Schedule*

  99        Additional Exhibits

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*        Filed as part of the Registration Statement on Form 10-SB filed by the
         Company as amended (File No. 000-26815), and incorporated herein by reference.